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Management's Discussion and Analysis

Consolidated Overview

Terrorist attack, reserve charges lead to record loss in 2001; insurance operations restructured to focus on core strengths

The St. Paul suffered the largest loss in its 149-year history in 2001, driven by unprecedented losses from one event—the Sept. 11 terrorist attack—and provisions to strengthen loss reserves in certain segments of its business. At the end of the year, senior management announced sweeping initiatives aimed at positioning the company for 2002 and beyond.

        The following table summarizes our results for each of the last three years.

	Year Ended December 31
	2001	2000	1999
	(In Millions, Except Per Share Data)
Pretax income (loss):
Property-liability insurance	$(1,400)	$1,467	$971
Asset management	142	135	123
Parent company and other operations	(173)	(201)	(143)

Pretax income (loss) from continuing operations	(1,431)	1,401	951
Income tax expense (benefit)	(422)	431	219

Income (loss) from continuing operations before cumulative effect of accounting change	(1,009)	970	732
Cumulative effect of accounting change, net of taxes	—	—	(27)

Income (loss) from continuing operations	(1,009)	970	705
Discontinued operations, net of taxes	(79)	23	129

Net income (loss)	$(1,088)	$993	$834

Per share (diluted)	$(5.22)	$4.24	$3.41

        Our consolidated $1.4 billion pretax loss from continuing operations in 2001 was driven by $941 million of losses resulting from the terrorist attack, provisions to strengthen prior-year loss reserves in our Health Care segment totaling $735 million, realized investment losses of $94 million, goodwill write-downs totaling $73 million and restructuring charges of $62 million. All of these factors are discussed in detail in the following pages. On the strength of record-high product sales and a strategic acquisition, The John Nuveen Company, our majority-owned asset management subsidiary, posted its seventh consecutive year of record earnings in 2001. The decline in the "parent company and other operations" pretax loss in 2001 resulted from a reduction in executive management stock compensation expense related to our variable stock option grants.

        In 2000, the $450 million growth in pretax income from continuing operations was driven by a significant increase in realized investment gains and an improvement in property-liability underwriting results. Our property-liability results in 2000 and 1999, and, to a lesser extent 2001, included benefits from aggregate excess-of-loss reinsurance treaties, as described on pages 18 and 19 of this report. The increase in the "parent company and other operations" pretax loss in 2000 was largely due to an increase in advertising and interest expenses and expenses associated with our variable stock option grants.

CONSOLIDATED REVENUES

        The following table summarizes the sources of our consolidated revenues from continuing operations for the last three years.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Revenues:
Insurance premiums earned	$7,296	$5,592	$5,103
Net investment income	1,217	1,262	1,259
Realized investment gains (losses)	(94)	632	286
Asset management	359	356	340
Other	165	130	161

Total revenues	$8,943	$7,972	$7,149

Change from prior year	12%	12%

        The 12% growth in revenues in both 2001 and 2000 was centered in our property-liability operations, where price increases, strong business retention rates and new business in several segments were the primary factors driving the increase in insurance premiums earned. Net investment income in 2001 declined from prior-year levels due to a decline in assets invested and reduced yields on new investments in recent years. Our fixed maturities and venture capital portfolios accounted for the majority of realized investment losses in 2001. In 2000, realized gains were unusually high due to strong returns generated by our venture capital holdings.

FORWARD-LOOKING STATEMENT DISCLOSURE

        This discussion contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements of current condition. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks" or "estimates," or variations of such words, and similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: market and other conditions and their effect on future premiums, revenues, earnings, cash flow and investment income; price increases, improved loss experience, and expense savings resulting from the restructuring and other actions and initiatives announced in recent years.

        In light of the risks and uncertainties inherent in future projections, many of which are beyond our control, actual results could differ materially from those in forward-looking statements. These statements should not be regarded as a representation that anticipated events will occur or that expected objectives will be achieved. Risks and uncertainties include, but are not limited to, the following: competitive considerations, including the ability to implement price increases and possible actions by competitors; general economic conditions, including changes in interest rates and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; changes in the demand for, pricing of, or supply of insurance or reinsurance; catastrophic events of unanticipated frequency or severity; loss of significant customers; the possibility of worse-than-anticipated loss development from business written in prior years; changes in our estimate of insurance industry losses resulting from the Sept. 11, 2001 terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; judicial decisions and rulings; anticipated increases in premiums; and various other matters. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SEPTEMBER 11, 2001 TERRORIST ATTACK

        On Sept. 11, 2001, terrorists hijacked four commercial passenger jets in the United States. Two of the jets were flown into the World Trade Center towers in New York, N.Y., causing their collapse. The third jet was flown into the Pentagon building in Washington, D.C., causing severe damage, and the fourth jet crashed in rural Pennsylvania. This terrorist attack caused significant loss of life and resulted in unprecedented losses for the property-liability insurance industry. Our estimated net pretax loss incurred as a result of the terrorist attack totaled $941 million, consisting of the following components.

Year Ended December 31 2001
(In Millions)
Gross loss and loss adjustment expenses	$2,299
Provision for uncollectible reinsurance	47
Reinsurance recoverables	(1,231)
Additional and reinstatement premiums	(83)
Reduction in reinsurance contingent commission expense	(91)

Total estimated pretax operating loss	$941

        Our estimated losses were based on a variety of actuarial techniques, coverage interpretations and claims estimation methods. They included an estimate of losses incurred but not reported to us, and an estimate of costs related to the settlement of claims.

        Our estimate of losses is also based on our belief that property-liability insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry. Our estimate of industry losses is subject to significant uncertainties and may change over time as additional information becomes available. A material increase in our estimate of industry losses would likely cause us to make a corresponding material increase to our provision for losses related to the attack.

        As of Dec. 31, 2001, the majority of our total reinsurance recoverables are from companies with ratings of A- or better, or from state-sponsored reinsurance programs or collateralized reinsurance programs.

        The estimated net pretax loss of $941 million related to the terrorist attack was distributed among our property-liability business segments as follows.

Year Ended December 31 2001
(In Millions)
Specialty Commercial	$89
Commercial Lines Group	108
Surety and Construction	2
Health Care	5
Lloyd's and Other	181

Total Primary Insurance	385
Reinsurance	556

Total	$941

        In the Specialty Commercial and Commercial Lines Group segments, property damage and business interruption coverages were the primary sources for losses incurred. Estimated losses in our Lloyd's and Other segment were centered in our operations at Lloyd's, where we were a participant in an aviation syndicate that provided property coverage on the four planes involved in the terrorist attack. This segment also included $50 million of estimated losses resulting from our participation in the insuring of the Lloyd's Central Fund, which is utilized if an individual member of Lloyd's is unable to pay its share of a syndicate's losses. At Dec. 31, 2001, we had not received notice of claims against the Central Fund.

WITHDRAWAL FROM CERTAIN LINES OF BUSINESS AND RELATED GOODWILL WRITE-DOWN

        In the fourth quarter of 2001, we announced our intention to withdraw from several businesses in our property-liability operations in a strategic effort to focus on those lines of business and market sectors that we believe offer the greatest potential for 2002 and thereafter. Beginning in January 2002, the operations listed below were placed in "runoff," which means that we have ceased or plan to cease underwriting new business in these operations as soon as possible. We are pursuing the sale of certain operations placed in runoff. We will continue to maintain appropriate levels of staff to administer the settlement of claims incurred in these runoff operations.

  •
  All coverages in our Health Care segment.

  •
  All underwriting operations in Germany, France, the Netherlands, Argentina, Mexico (excluding surety business, which will continue), Spain, Australia, New Zealand, Botswana and South Africa.

  •
  In the United Kingdom, all coverages offered to the construction industry. (Unionamerica, a United Kingdom medical liability underwriting entity that we acquired in 2000, was placed in runoff in late 2000, except for business we are contractually committed to underwrite through Lloyd's through 2004.)

  •
  At Lloyd's, casualty insurance and reinsurance, U.S. surplus lines business, non-marine reinsurance and, when our contractual commitment expires at the end of 2003, our participation in the insuring of the Lloyd's Central Fund.

  •
  In our reinsurance operations, most North American reinsurance business underwritten in the United Kingdom, all but traditional finite reinsurance business underwritten by St. Paul Re's Financial Solutions business center, bond and credit reinsurance, and aviation reinsurance.

        These operations collectively accounted for $1.61 billion, or 22%, of our net earned premiums, and generated negative underwriting results totaling $1.5 billion, in 2001 (an amount that does not include investment income from the assets maintained to support these operations). They do not qualify as "discontinued operations" for accounting purposes; therefore, results from these operations are included in their respective property-liability segment results discussed on pages 21 to 28 of this report, and will continue to be reported in those segments during the runoff periods.

        In connection with these strategic actions, we wrote off $73 million of goodwill in the fourth quarter of 2001 related to businesses to be exited. Approximately $56 million of the write-off related to MMI Companies, Inc. ("MMI"), $10 million related to operations at Lloyd's and the remainder related to our operations in Spain and Australia.

2001 RESTRUCTURING CHARGE

        In December 2001, in connection with our withdrawal from the foregoing businesses and as part of our overall plan to reduce company-wide expenses, we announced plans to terminate approximately 1,200 employee positions and reduce the amount of office space we lease. Of the total positions to be eliminated, approximately 650 are located in offices outside of the U.S. (most of which will be closed), approximately 300 are in our Health Care segment (which has been placed in runoff), and the remaining 250 positions are spread throughout our domestic operations. In connection with these actions, we recorded a pretax restructuring charge of $62 million in the fourth quarter of 2001. The charge included the following components.

  •
  $46 million of employee-related costs, representing severance and related benefits to be paid to, or incurred on behalf of, the estimated total of 800 employees expected to be terminated by the end of 2002. (Costs associated with the remaining 400 employees were not included in the restructuring charge because those employees will either be terminated after 2002, or are employed by one of the operations that may be sold.)

  •
  $9 million of occupancy-related costs, representing excess office space estimated to be created by the employee terminations.

  •
  $4 million of equipment costs, representing the net carrying value of computer and other equipment no longer necessary after terminating employees and vacating office space.

  •
  $3 million of legal costs, representing our estimated fees payable to outside counsel to obtain regulatory approval to exit certain states and countries.

        No payments were made related to these restructuring actions in 2001. These charges were recorded in our 2001 results as follows: $42 million in property-liability insurance operations and $20 million in "parent company and other operations."

        During 2002, we expect to incur additional employee-related expenses of approximately $9 million related to the 800 employee positions to be terminated in 2002 when we meet the requirements to accrue these expenses.

DISCONTINUED OPERATIONS

        In September 2001, we completed the sale of Fidelity and Guaranty Life Insurance Company ("F&G Life") to Old Mutual plc ("Old Mutual"), a London-based international financial services company. Also in September, we sold American Continental Life Insurance Company ("ACLIC"), a small life insurance company we had acquired in 2000 as part of our purchase of MMI, to CNA Financial Corporation ("CNA"). In May 2000, we completed the sale of our nonstandard auto insurance operations to Prudential Insurance Company of America ("Prudential"). In 1999, we sold our standard personal insurance operations to Metropolitan Property and Casualty Insurance Company ("Metropolitan"). Prior to 1999, we sold our insurance brokerage operation, Minet Holdings plc ("Minet"). The results of the operations sold are reflected as discontinued operations for all periods presented in this report.

        The following table presents the components of discontinued operations reported in our consolidated statement of operations for each of the last three years.

	Year ended December 31
	2001	2000	1999
	(In millions)
LIFE INSURANCE:
Operating income, net of taxes	$19	$43	$44
Loss on disposal, net of taxes	(74)	—	—

Total life insurance	(55)	43	44

NONSTANDARD AUTO INSURANCE:
Operating income, net of taxes	—	—	13
Loss on disposal, net of taxes	(5)	(9)	(83)

Total nonstandard auto insurance	(5)	(9)	(70)

STANDARD PERSONAL INSURANCE:
Operating loss, net of taxes	—	—	(22)
Gain (loss) on disposal, net of taxes	(13)	(11)	177

Total standard personal insurance	(13)	(11)	155

MINET:
Loss on disposal, net of taxes	(6)	—	—

Total Minet	(6)	—	—

Total Discontinued Operations	$(79)	$23	$129

        Life Insurance—Under terms of the F&G Life sale agreement, we received $335 million in cash and 190,356,631 ordinary shares of Old Mutual valued at $300 million based on the average closing price of Old Mutual shares on the London Stock Exchange for the ten consecutive trading days prior to Sept. 27, 2001. In accordance with the sale agreement, pretax sales proceeds were reduced by approximately $12 million, due to a decrease in the market value of certain securities in F&G Life's investment portfolio between March 31, 2001 and the closing date of Sept. 28, 2001.

        Pursuant to the sale agreement, we must hold the Old Mutual shares for one year from the closing date. The consideration is subject to possible adjustment, by means of a collar embedded in the sale agreement, based on the market value of our Old Mutual shares at the end of that one-year period. If the market value exceeds $330 million at that time, we will be required to remit to Old Mutual either cash or Old Mutual shares in the amount representing the excess over $330 million. If the market value is less than $300 million, we will receive cash or Old Mutual shares in the amount representing the deficit below $300 million, up to a maximum of $40 million. At Dec. 31, 2001, the market value of the Old Mutual shares was $242 million. The $58 million decline in market value was recorded as a component of unrealized appreciation of investments, net of tax, in shareholders' equity. The impact of this unrealized loss was mitigated by the collar, which was estimated to have a fair value of $17 million at Dec. 31, 2001. That amount was recorded in our statement of operations in discontinued operations.

        We realized a net after-tax loss of $73 million on the sale proceeds. When the sale agreement with Old Mutual was announced in April 2001, we expected to realize a modest pretax gain on the sale when proceeds were combined with F&G Life's operating results through the disposal date. However, a decline in the market value of certain F&G Life investments between the April announcement date and the September closing date, coupled with a change in the anticipated tax treatment of the sale, resulted in the net after-tax loss on the sale proceeds. That loss is combined with F&G Life's results of operations prior to sale for an after-tax loss of $54 million and is included in the reported loss from discontinued operations for the year ended Dec. 31, 2001.

        For the sale of ACLIC, we received cash proceeds of $21million from CNA, and we recorded a net after-tax loss on the sale of $1 million.

        Nonstandard Auto Insurance—Prudential purchased our nonstandard auto insurance business marketed under the Victoria Financial and Titan Auto brands for $175 million in cash (net of a $25 million dividend paid by these operations to our property-liability insurance operations prior to closing). We recorded an estimated after-tax loss of $83 million on the sale in 1999, representing the estimated excess of carrying value of these entities at closing date over proceeds to be received from the sale, plus estimated income through the disposal date. This excess primarily consisted of goodwill. We recorded an after-tax loss on disposal of $9 million in 2000, primarily representing additional losses incurred through the disposal date in May, and an additional after-tax loss on disposal of $5 million in 2001, primarily representing tax adjustments made to the sale transaction.

        Standard Personal Insurance—Metropolitan purchased our standard personal insurance business operated out of Economy Fire & Casualty Company and subsidiaries ("Economy"), and the rights and interests in those non-Economy policies constituting the remainder of our standard personal insurance operations. Those rights and interests were transferred to Metropolitan by way of a reinsurance and facility agreement. We guaranteed the adequacy of Economy's loss and loss expense reserves, and we remain liable for claims on non-Economy policies that result from losses occurring prior to the Sept. 30, 1999 closing date. Under the reserve guarantee, we will pay for any deficiencies in those reserves and will share in any redundancies that develop by Sept. 30, 2002. Any losses incurred by us under these agreements are reflected in discontinued operations in the period during which they are incurred. As of Dec. 31, 2001, our analysis indicated that we will owe Metropolitan approximately $7 million on these guarantees, and we recorded a pretax expense equal to that amount in 2001 discontinued operations. We also recorded a pretax loss of $14 million in 2001 related to pre-sale claims. We have no other contingent liabilities related to this sale.

        Minet—In 1997, we sold Minet to Aon Corporation. We recorded a $9 million pretax expense in discontinued operations in 2001 related to the Minet sale, representing additional funds due Aon pursuant to provisions of the 1997 sale agreement.

ELIMINATION OF ONE-QUARTER REPORTING LAGS

        In 2001, we eliminated the one-quarter reporting lag for our primary underwriting operations in foreign countries (not including our operations at Lloyd's), and now report the results of those operations on a current basis. As a result, our consolidated results for 2001 include their results for the fourth quarter of 2000 and all quarters of 2001. The incremental impact on our property-liability operations of eliminating the reporting lag, which consists of the results of these operations for the three months ended Dec. 31, 2001, was as follows.

Year Ended December 31 2001
(In Millions)
Net written premiums	$71
Net earned premiums	86
GAAP underwriting loss	(45)
Net investment income	14
Total pretax loss	(31)

        In 2000, we eliminated the one-quarter reporting lag for our reinsurance operations based in the United Kingdom ("St. Paul Re—UK"). As a result, our consolidated results for 2000 include St. Paul Re—UK's results for the fourth quarter of 1999 and all of 2000. The incremental impact on our operations of eliminating the reporting lag, which consists of St. Paul Re—UK's results for the three months ended Dec. 31, 2000, was as follows.

Year Ended December 31 2000
(In Millions)
Net written premiums	$7
Net earned premiums	51
GAAP underwriting loss	(10)
Net investment income	11
Total pretax income	1

ACQUISITIONS

        In December 2001, we purchased the right to seek to renew surety bond business previously underwritten by Fireman's Fund Insurance Company ("Fireman's Fund"), without assuming past liabilities. We paid Fireman's Fund $10 million in consideration, which we recorded as an intangible asset and which we expect to amortize over ten years. We may be obligated to make additional payments to Fireman's Fund in early 2003 based on the volume of business we ultimately renew in 2002, which would increase the intangible asset recorded.

        In January 2001, we acquired the right to seek to renew a book of municipality insurance business from Willis North America Inc. for a total consideration of $3.5 million. The cost was recorded as an intangible asset and is expected to be amortized over five years.

        In April 2000, we acquired MMI, an international health care risk services company that provides integrated products and services in operational consulting, clinical risk management, and insurance in the U.S. and London markets. The acquisition was accounted for as a purchase for a total cost of approximately $206 million in cash and the assumption of $165 million of MMI debt and preferred securities. Final purchase price adjustments resulted in an excess of purchase price over net tangible assets acquired of approximately $85 million. (Approximately $56 million of the $64 million remaining unamortized balance of that asset was written off in the fourth quarter of 2001 after our decision to exit the medical liability insurance market.) We recorded a pretax charge of $28 million related to the purchase, consisting of $24 million of occupancy-related costs for leased space to be vacated and $4 million of employee-related costs for the anticipated elimination of approximately 130 positions.

        The results of MMI's domestic U.S. operations are reported in our Health Care segment and the results of MMI's U.K.-based operation, Unionamerica Acquisition Company Limited ("Unionamerica"), are included in our Lloyd's and Other segment.

        In February 2000, we acquired Pacific Select Insurance Holdings, Inc. ("Pacific Select"), a California company that sells earthquake insurance coverages to homeowners in that state. We accounted for the acquisition as a purchase at a cost of approximately $37 million, of which approximately $11 million represented the excess of purchase price over net tangible assets acquired that we are amortizing over ten years. Pacific Select's results of operations from the date of acquisition are included in the Catastrophe Risk business center of our Specialty Commercial segment.

REVISIONS TO BUSINESS SEGMENT STRUCTURE

        In December 2001, following a strategic review of our businesses, we implemented a new segment reporting structure for our property-liability insurance business.

        The new structure is more closely aligned with the internal management of these businesses and is based on our definition of a "specialty commercial" business center as one that possesses dedicated underwriting, claims and risk control services requiring specialized expertise and focusing exclusively on the customers it serves. As a result, we have combined 11 business centers sharing those characteristics to form our Specialty Commercial reportable segment. None of these business centers alone meets the quantitative threshold to qualify as a separate reportable segment; therefore they are combined based on the applicable aggregation criteria. The following summarizes the changes made to our reporting structure.

  •
  The Catastrophe Risk, Transportation and National Programs business centers, formerly components of our Commercial Lines Group segment, were designated specialty operations and are reported as components of the Specialty Commercial segment.

  •
  The Construction business center, formerly a component of the prior Other Specialty segment, was combined with our existing Surety segment to form a new Surety and Construction segment. The shared customer base and executive management of these operations, along with the similarity in expertise required, provided the basis for this combination.

  •
  The International Specialty business center, previously reported in our International segment, is now reported in our Specialty Commercial segment. The majority of these operations were placed in runoff at the end of 2001.

  •
  We no longer report a separate International segment, but rather report a Lloyd's and Other segment, which is comprised of our operations at Lloyd's, MMI's U.K.-based subsidiary, Unionamerica (placed in runoff in 2000 except for certain Lloyd's business that Unionamerica is contractually obligated to continue writing through 2004), and our involvement in the insuring of the Lloyd's Central Fund (to cease at the end of 2003 upon the expiration of current contractual commitments).

  •
  Discover Re, previously reported in our Reinsurance segment, is included in the Specialty Commercial segment. This business center serves the alternative risk transfer market, which consists primarily of sophisticated insureds who are financially able to assume a substantial portion of their own losses.

        The Health Care segment, placed in runoff at the end of 2001, remains a separate reportable segment. All data for 2000 and 1999 included in this report was restated to be consistent with the new reporting structure in 2001.

ENRON CORPORATION BANKRUPTCY

        In December 2001, we announced that our aggregate limits of net insurance exposure related to Enron Corporation's bankruptcy was approximately $83 million on an after-tax basis ($128 million on a pretax basis). Our net exposure is spread throughout our property-liability underwriting segments, but is concentrated in coverages for gas supply bonds in our Surety and Construction segment. We believe that our actual losses will be substantially less than our total exposure. Our underwriting results in 2001 included pretax incurred losses of $22 million related to the Enron bankruptcy. That amount included no provision for losses on the gas supply bonds.

        In addition, we hold in our investment portfolio Enron Corporate Senior Unsecured Debt with a par value of $23 million. Subsequent to Enron's declaration of bankruptcy, we recorded a $19 million write-down in the carrying value of these investments, which was recorded as a realized investment loss.

ADOPTION OF SFAS NO. 133

        On Jan. 1, 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. Provisions of SFAS No. 133 require the recognition of derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. We have limited involvement with derivative instruments, primarily for purposes of hedging against fluctuations in foreign currency exchange rates and interest rates. We also have entered into a variety of other financial instruments considered to be derivatives, but which are not designated as hedges, that we utilize to minimize the potential impact of market movements in certain investment portfolios. Our adoption of SFAS No. 133, as amended, did not have a material impact on our financial position or results of continuing operations.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

        Our net income in 1999 included a pretax expense in continuing operations of $41 million ($27 million after-tax), representing the cumulative effect of adopting the AICPA's Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." The SOP provides guidance for recognizing and measuring liabilities for guaranty and other insurance-related assessments. In the third quarter of 1999, the State of New York enacted a law that changed its assessment method from a loss-based method to a written premium-based method. As a result, we reduced our previously recorded pretax accrual by $12 million, which was recorded in income from continuing operations in 1999. The accrual is expected to be disbursed as assessed during a period of up to 30 years.

CRITICAL ACCOUNTING POLICIES

        Overview—The St. Paul Companies, Inc. is a holding company with subsidiaries operating in the property-liability insurance industry and the asset management industry. We combine our financial statements with those of our subsidiaries and present them on a consolidated basis in accordance with U.S. generally accepted accounting principles.

        We make estimates and assumptions that can have a significant effect on the amounts that we report in our financial statements. The most significant estimates relate to our reserves for property-liability insurance losses and loss adjustment expenses. We continually review and analyze our estimates, but actual results may turn out to be significantly different than we expected when the estimates were made.

        In our investment portfolio, we monitor the difference between our cost and the estimated fair value of investments. If any of these investments experience a decline in value that we believe is other than temporary, we write down the investment for the decline and record a realized loss on our statement of operations.

        Property-Liability Operations—Premiums on insurance policies we sell are our largest source of revenue, and we recognize the premiums as revenue evenly over the term of the policy. Our insurance reserves are our largest liability, and reflect our estimate of claims reported but not yet paid, and claims incurred but not yet reported to us. The costs related to writing a policy are amortized over the same period the related premiums are recognized as revenue.

        Reinsurance accounting is followed when risk transfer requirements have been met. These requirements involve significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of the underlying contract terms.

        Asset Management Operations—We are the 77% owner of The John Nuveen Company, which comprises our asset management segment. We consolidate 100% of Nuveen's revenues, expenses, assets and liabilities, with reductions on the statement of operations and balance sheet for minority shareholders' proportionate interest in Nuveen's earnings and equity.

        In the following pages we provide a detailed discussion of 2001 results produced by our six business segments that underwrite property-liability insurance and provide related services for particular market sectors. We also review the performance of our property-liability underwriting operations' investment segment. After the property-liability discussion, we discuss the results of our asset management segment.

        In the property-liability underwriting discussions, we sometimes use the term "prior-year loss development," (or similar terms) which refers to an increase or decrease in losses recorded in the current calendar year which relate to business underwritten in prior years. Similarly, we sometimes refer to "current-year loss development" or "current accident year loss activity," which refer to losses recorded on business written in the current year.

Property-liability Insurance Overview

Terrorist attack and reserve provisions lead to underwriting losses in excess of $2 billion; decision made to exit several businesses

Losses incurred from the terrorist attack on Sept. 11 and provisions to strengthen prior-year loss reserves, particularly in our Health Care segment, dominated our underwriting results in 2001. In addition, several businesses throughout our primary and reinsurance underwriting operations continued to underperform in 2001, prompting our decision to exit those businesses. Price increases in our U.S. underwriting operations averaged over 16% in 2001, and those increases accelerated in the fourth quarter in the aftermath of the terrorist attack.

WRITTEN PREMIUMS

        The following table summarizes our reported written premiums for the last three years.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Net written premiums	$7,763	$5,884	$5,112
Percentage increase over prior year	32%	15%

        Our reported totals for these years included reductions of $128 million, $474 million and $273 million in 2001, 2000 and 1999, respectively, for premiums ceded under specific reinsurance treaties described in more detail below. In addition, the 2001 and 2000 totals included $71 million and $7 million, respectively, of incremental premiums from the elimination of the one-quarter lag in reporting certain international business discussed on pages 15 and 16 of this report. Excluding these factors, our adjusted premium total of $7.82 billion in 2001 was 23% higher than the 2000 adjusted total of $6.35 billion, and the adjusted 2000 total was 18% higher than the adjusted 1999 total of $5.38 billion. The increases in both 2001 and 2000 were driven by price increases and new business opportunities throughout most of our business segments. In addition, our acquisition of MMI in 2000 accounted for $197 million of the premium growth over 1999.

GAAP UNDERWRITING RESULT

        The GAAP underwriting result is a common measurement of a property-liability insurer's performance, representing premiums earned less losses incurred and underwriting expenses. The statutory combined ratio, representing the sum of the loss ratio and expense ratio, is also a common measure of underwriting performance. The lower the ratio, the better the result. The following table summarizes our reported underwriting results and combined ratios for the last three years.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
GAAP underwriting result	$(2,294)	$(309)	$(425)
Loss and loss adjustment expense ratio	102.5	70.0	72.9
Underwriting expense ratio	28.1	34.8	35.0

Statutory combined ratio	130.6	104.8	107.9

        Our reported underwriting result in 2001 was dominated by the $941 million in net pretax losses from the terrorist attack and a cumulative provision of $735 million to strengthen prior-year loss reserves in our Health Care segment. Underwriting results in all three years were affected by our participation in separate aggregate excess-of-loss reinsurance treaties that we entered into effective on Jan. 1 of each year (hereinafter referred to as the "corporate program"). Coverage under the corporate program treaties is triggered when our incurred insurance losses and loss adjustment expenses spanning all segments of our business exceed accident year attachment loss ratios specified in the treaty. In addition, our Reinsurance segment results benefited from a separate aggregate excess-of-loss reinsurance treaty in each year, unrelated to the corporate program. All of these treaties are collectively referred to hereafter as the "reinsurance treaties."

        Under the terms of the reinsurance treaties, we transfer, or "cede," insurance losses and loss adjustment expenses to our reinsurers, along with the related written and earned premiums. For the corporate program, we paid the ceded earned premiums shortly after coverage under the treaties was invoked, which negatively impacts our investment income in future periods because we will not recover the ceded losses and loss adjustment expenses from our reinsurer until we settle the related claims, a process that may occur over several years. For the separate Reinsurance segment treaties, we remit the premiums ceded (plus accrued interest) to our counterparty when the related losses and loss adjustment expenses are settled.

        The following table describes the combined impact of these cessions under the reinsurance treaties on our property-liability underwriting operations in each of the last three years.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
CORPORATE PROGRAM:
Ceded written premiums	$9	$419	$211

Ceded losses and loss adjustment expenses	(25)	709	384
Ceded earned premiums	9	419	211

Net pretax benefit (detriment)	(34)	290	173

REINSURANCE SEGMENT TREATY:
Ceded written premiums	119	55	62

Ceded losses and loss adjustment expenses	278	122	150
Ceded earned premiums	119	55	62

Net pretax benefit	159	67	88

COMBINED TOTAL:
Ceded written premiums	128	474	273

Ceded losses and loss adjustment expenses	253	831	534
Ceded earned premiums	128	474	273

Net pretax benefit	$125	$357	$261

        We did not cede any losses to the corporate program in 2001. The $9 million written and earned premiums ceded in 2001 represent the initial premium paid to our reinsurer. Our primary purpose in entering into the corporate reinsurance treaty was to reduce the volatility in our reported earnings over time. Because of the magnitude of losses associated with the Sept. 11 terrorist attack, that purpose could not be fulfilled had the treaty been invoked to its full capacity in 2001. In addition, our actuarial analysis concluded that there would be little, if any, economic value to The St. Paul in ceding any losses under the treaty. As a result, in early 2002, we mutually agreed with our reinsurer to commute the 2001 corporate treaty for consideration to the reinsurer equaling the $9 million initial premium paid.

        The $25 million of negative ceded losses and loss adjustment expenses in 2001 in the above table represented the results of a change in estimate for losses ceded under our 2000 corporate treaty. Deterioration in our 2000 accident year loss experience in 2001 caused our expectations of the payout patterns of our reinsurer to change and led us to conclude that losses originally ceded in 2000 would exceed an economic limit prescribed in the 2000 treaty.

        The combined pretax benefit (detriment) of the reinsurance treaties was allocated to our business segments as follows.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Specialty Commercial	$(11)	$107	$32
Commercial Lines Group	40	(24)	45
Surety and Construction	15	45	21
Health Care	(1)	43	—
Lloyd's and Other	(18)	59	—

Total Primary Insurance	25	230	98
Reinsurance	100	127	163

Total Property-Liability Insurance	$125	$357	$261

        Amounts shown for 2001 include not only the allocation of the $34 million detriment from the corporate treaty described above, but also the reallocation among segments of benefits originally recorded in 2000 and 1999 related to the corporate treaties in those years. The reallocation of benefits had no net impact on reported underwriting results in 2001, but was necessary to reflect the impact of differences between actual 2001 experience on losses ceded in 2000 and 1999, by segment, and the anticipated experience on those losses in 2000 and 1999 when the initial segment allocation was made. All allocations shown for 2000 and 1999 have been reclassified among segments to be consistent with our new segment reporting structure implemented in 2001.

        The terrorist attack, reinsurance treaties and several other factors had a significant impact on our reported loss and expense ratios, as detailed in the following discussion.

        Loss Ratio—The loss ratio measures insurance losses and loss adjustment expenses incurred as a percentage of earned premiums. The following table summarizes major factors impacting our reported loss ratio in each of the last three years. The adjusted loss ratio excludes the impact of those factors and is shown to provide a clearer understanding of our underlying performance.

	Year Ended December 31
	2001	2000	1999
Reported loss ratio	102.5	70.0	72.9
Adjustments:
Terrorist attack	(13.9)	—	—
Other catastrophe losses	(2.2)	(3.0)	(5.0)
Health Care prior-year reserve provisions	(10.0)	(4.0)	—
Excess-of-loss reinsurance treaties	1.6	8.2	6.2

Adjusted loss ratio	78.0	71.2	74.1

        Catastrophe losses totaled $1.27 billion in 2001, of which $1.11 billion was due to the Sept. 11 terrorist attack. Most of the other $160 million of catastrophe losses were the result of a variety of storms throughout the year in the U.S. and the explosion of a chemical manufacturing plant in Toulouse, France. In 2000 and 1999, catastrophe losses totaled $165 million and $257 million, respectively. Additional loss development arising from severe windstorms that struck portions of Europe in late 1999 and severe flooding in the United Kingdom drove the 2000 total. Major events contributing to the 1999 total included Hurricane Floyd, earthquakes in Taiwan and Turkey, and European windstorms.

        The prior-year reserve provisions in the Health Care segment of $735 million in 2001 and $225 million in 2000 were prompted by the continuing escalation of jury awards in professional liability lawsuits against our policyholders. The decline in the impact of the reinsurance treaties in 2001 compared with the preceding two years was due to our decision not to cede losses under the 2001 corporate treaty, as discussed on page 19 of this report.

        The 6.8-point deterioration in the 2001 adjusted loss ratio compared with 2000 primarily resulted from prior-year reserve strengthening in our Surety and Construction segment in response to current economic conditions, and a reduction in favorable prior-year loss development in our Commercial Lines Group segment. In 2000, the 2.9-point improvement in the adjusted loss ratio over 1999 was primarily due to the impact of price increases and corrective underwriting initiatives in our Commercial Lines Group segment.

        Expense Ratio—The expense ratio measures underwriting expenses as a percentage of premiums written. The following table summarizes major factors impacting our reported expense ratio in each of the last three years. The adjusted expense ratio excludes the effect of those factors and is shown to provide a clearer understanding of our underlying performance.

	Year Ended December 31
	2001	2000	1999
Reported expense ratio	28.1	34.8	35.0
Adjustments:
Terrorist attack	1.5	—	—
Excess-of-loss reinsurance treaties	(0.5)	(2.6)	(1.7)

Adjusted expense ratio	29.1	32.2	33.3

        The 1.5-point adjustment related to the terrorist attack in our reported expense ratio represented the impact of reducing contingent commission expense by $91 million in our Reinsurance segment. The commissions, which were payable contingent on the loss experience on the reinsurance treaties to which they related, had been accrued prior to Sept. 11; however, the magnitude of our reinsurance losses from the terrorist attack resulted in the reversal of that expense accrual.

        No underwriting expenses were ceded under the reinsurance treaties; however, our reported expense ratios in all three years included effects of written premiums ceded under the reinsurance treaties. The improvement in our adjusted expense ratios in both 2001 and 2000 reflected the combined effect of significant premium growth in both years, as well as efficiencies realized throughout our underwriting operations as a result of our expense reduction initiatives over the last three years.

        Expense reduction efforts included those related to the integration of USF&G Corporation and The St. Paul subsequent to the merger of the two organizations in 1998; the restructuring of our Commercial Lines Group and Specialty Commercial segments later in 1998; and our 1999 cost reduction program. These efforts involved the consolidation of field office locations, the streamlining of our claim organization, and the combined elimination of approximately 3,300 employee positions in total, the majority of which were in our underwriting operations.

UNDERWRITING OPERATIONS' OUTLOOK FOR 2002

        We expect significant improvement in our underwriting results in 2002, due to continuing price increases and our renewed focus on opportunities emerging in the U.S. commercial insurance marketplace. We are making progress on the profit improvement strategies we announced at the end of 2001, and the business centers that form the foundation of our future are performing well. We are increasing our investment in our small commercial insurance line of business and other standard commercial lines of business that offer superior opportunities for profit. We believe our broad underwriting expertise, strong financial ratings and solid agent relationships will enable us to reap the benefits of a hardening commercial insurance market. Further, an increase in customer appreciation for risk management products and services is expanding opportunities for us to capitalize on our strengths in the marketplace.

UNDERWRITING RESULTS BY SEGMENT

        The following table summarizes written premiums, underwriting results, combined ratios and adjusted combined ratios (as described in footnote to table) for each of our property-liability underwriting business segments for the last three years. All data for 2000 and 1999 were reclassified to conform to our new segment reporting format implemented in 2001. Following the table are detailed analyses of our 2001 results and a look ahead to 2002 for each segment.

		Year Ended December 31
	% of 2001 Written Premiums
		2001	2000	1999
		(Dollars in Millions)
PRIMARY INSURANCE OPERATIONS:
Specialty Commercial
Written premiums	27%	$2,109	$1,563	$1,322
Underwriting result		$(181)	$(10)	$(191)
Combined ratio		108.6	97.9	113.6
Adjusted combined ratio*		103.4	105.7	115.7

Commercial Lines Group
Written premiums	20%	$1,604	$1,436	$1,303
Underwriting result		$4	$74	$(189)
Combined ratio		98.2	94.7	113.3
Adjusted combined ratio*		94.2	92.9	115.9

Surety and Construction
Written premiums	13%	$991	$859	$826
Underwriting result		$(33)	$68	$(27)
Combined ratio		102.7	88.8	100.1
Adjusted combined ratio*		104.0	95.1	102.8

Health Care
Written premiums	10%	$770	$599	$545
Underwriting result		$(985)	$(241)	$(70)
Combined ratio		222.9	139.5	114.8
Adjusted combined ratio*		221.2	142.2	—

Lloyd's and Other
Written premiums	8%	$608	$351	$201
Underwriting result		$(374)	$(86)	$(23)
Combined ratio		164.2	123.1	112.2
Adjusted combined ratio*		129.9	132.7	—

TOTAL PRIMARY INSURANCE
Written premiums	78%	$6,082	$4,808	$4,197
Underwriting result		$(1,569)	$(195)	$(500)
Combined ratio		126.5	103.1	111.2
Adjusted combined ratio*		119.7	107.7	113.2

Reinsurance
Written premiums	22%	$1,681	$1,076	$915
Underwriting result		$(725)	$(114)	$75
Combined ratio		145.6	112.0	92.2
Adjusted combined ratio*		117.5	120.7	109.1

TOTAL PROPERTY-LIABILITY INSURANCE
Written premiums	100%	$7,763	$5,884	$5,112
Underwriting result		$(2,294)	$(309)	$(425)
Statutory combined ratio:
Loss and loss expense ratio		102.5	70.0	72.9
Underwriting expense ratio		28.1	34.8	35.0

Combined ratio		130.6	104.8	107.9
Adjusted combined ratio*		119.3	110.4	112.4

*
For purposes of meaningful comparison, adjusted combined ratios in all three years exclude the impact of the reinsurance treaties described on pages 18 and 19 of this report, and in 2001, the impact of the Sept. 11, 2001 terrorist attack.

PROPERTY-LIABILITY INSURANCE

Primary Insurance Operations

        Our primary insurance underwriting operations consist of five business segments that underwrite property-liability insurance and provide insurance-related products and services to commercial and professional customers. We utilize a network of more than 5,000 independent insurance agents and brokers to distribute the majority of our insurance products.

        To provide a more meaningful analysis of the underlying performance of our property-liability business segments, the following discussion of segment results excludes the impact of the terrorist attack in 2001 and the reinsurance treaties in all three years. The impact of the terrorist attack on individual segment results was discussed on page 13 of this report, and the impact of the reinsurance treaties was discussed on pages 18 and 19 of this report.

PRIMARY INSURANCE OPERATIONS
SPECIALTY COMMERCIAL

        The business centers comprising this segment are designated specialty commercial operations because each provides dedicated underwriting, claim and risk control services that require specialized expertise, and each focuses exclusively on the respective customer group each serves. Those business centers are as follows.

        Technology offers a comprehensive portfolio of specialty products and services to companies involved in telecommunications, information technology, medical technology, biotechnology and electronics manufacturing. Financial and Professional Services ("FPS") provides coverages for financial institutions, including property, liability, professional liability and management liability coverages; financial products coverages for corporations and nonprofit organizations; and errors' and omissions' coverages for a variety of professionals such as lawyers, insurance agents and real estate agents. Public Sector Services markets insurance products and services to cities, counties, townships and special governmental districts. Discover Re serves retail brokers and insureds who are committed to the alternative risk transfer market, which is typically utilized by sophisticated insureds that are financially able to assume a substantial portion of their own losses.

        Catastrophe Risk underwrites commercial property coverages for major U.S. corporations and personal property coverages in certain states exposed to earthquakes and hurricanes. Ocean Marine provides insurance coverage internationally for ocean and inland waterways traffic. Umbrella/Excess & Surplus Lines underwrites liability insurance, umbrella and excess liability coverages, and coverages for unique risks. Oil & Gas provides specialized property and casualty products for customers involved in the exploration and production of oil and gas. Transportation offers a broad range of coverage options for the trucking industry. National Programs underwrites comprehensive insurance programs that are national in scope. The International Specialty business center is comprised of specialty insurance business in several foreign countries that is managed on a regional basis.

        The following table summarizes results for this segment for the last three years. Data for all three years exclude the impact of the corporate reinsurance program, and data for 2001 also exclude losses from the terrorist attack. Data including these factors is presented on page 21 of this report.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Written premiums	$2,131	$1,715	$1,361
Percentage increase over prior year	24%	26%
GAAP underwriting result	$(81)	$(117)	$(223)
Loss and loss adjustment expense ratio	78.1	78.6	83.4
Underwriting expense ratio	25.3	27.1	32.3

Combined ratio	103.4	105.7	115.7

        2001 vs. 2000—The following discussion analyzes the results of the respective business centers comprising the Specialty Commercial segment.

  •
  Financial & Professional Services—Premium volume of $446 million in 2001 was 14% higher than 2000 written premiums of $390 million. The increase was driven by price increases that averaged 13% for the year, new business in both domestic and international markets and an incremental $12 million impact related to our elimination of the one-quarter reporting lag. The GAAP underwriting loss of $18 million in 2001 improved over the comparable 2000 loss of $34 million, primarily due to a reduction in prior-year loss reserves that was partially offset by an incremental $5 million loss related to our elimination of the one-quarter reporting lag.
  •
  Technology—Written premiums of $427 million in 2001 grew 24% over comparable 2000 volume of $346 million. The increase was primarily the result of new business, price increases averaging 13% for the year and strong renewal retention rates. The 2001 GAAP underwriting profit of $37 million was nearly twice the comparable 2000 profit of $19 million, due to an improvement in current-year loss experience.
  •
  International Specialty—In 2001, written premiums of $319 million grew 40% over 2000 premiums of $228 million. The elimination of the one-quarter reporting lag for a portion of this business center contributed $38 million of incremental written premiums in 2001. The remaining growth was centered in Europe and Canada and was primarily due to price increases. The GAAP underwriting loss of $97 million in 2001 included $23 million of additional losses resulting from the quarter-lag reporting change. Underwriting losses were $94 million in 2000. At the end of 2001, we announced our intention to withdraw from the majority of foreign operations that comprise this business center based on our conclusion that we were unlikely to achieve competitive scale in those geographic locations. We intend to continue underwriting business in the United Kingdom, Canada and Ireland.
  •
  Public Sector Services—Written premiums totaled $227 million in 2001, 29% higher than 2000 premiums of $176 million. In early 2001, we acquired the right to seek to renew a book of municipality insurance business from Willis North America Inc., which was the primary contributor to premium growth in 2001. In addition, price increases averaged 11% in this business center in 2001. The GAAP underwriting profit of $10 million in 2001 was much improved over the comparable 2000 loss of $10 million, primarily due to favorable prior-year loss development.
  •
  Umbrella/Excess & Surplus Lines—Written premiums of $144 million in 2001 grew 47% over comparable 2000 premium volume of $98 million. The launch of a new umbrella facility for retail agents and brokers was the primary contributor to premium growth in 2001. The GAAP underwriting loss of $36 million was worse than the 2000 loss of $25 million, primarily due to adverse prior-year loss development.
  •
  Discover Re—Gross written premiums increased 64% to $712 million in 2001, and net written premiums of $127 million grew 33% over 2000 net premium volume of $96 million. Price increases averaged approximately 25% in 2001, while client retention ratios exceeded 80%. The GAAP underwriting profit of $9 million in 2001 was slightly improved over the comparable 2000 profit of $8 million.
  •
  National Programs—Premium volume of $106 million in 2001 was 15% higher than 2000 written premiums of $92 million. Price increases averaged 19% in 2001, accounting for the majority of premium growth for the year. The 2001 GAAP underwriting loss of $25 million deteriorated slightly from the comparable 2000 loss of $22 million, primarily due to adverse prior-year loss development on selected accounts. Current-year loss experience improved significantly over comparable 2000 results.
  •
  Oil & Gas—Written premiums of $105 million in 2001 grew 82% over 2000 written premiums of $58 million. The increase was due to price increases, averaging 24% for the year, and new business. The GAAP underwriting profit of $1 million in 2001 was much improved over the 2000 loss of $4 million, primarily due to an improvement in prior-year loss experience.

  •
  Ocean Marine—Written premiums grew 8% in 2001 to $104 million, driven by price increases averaging 11% during the year. We continued to improve our book of marine business in 2001 through the non-renewal of poorly performing and inadequately priced accounts. The GAAP underwriting profit of $19 million in 2001 was a marked improvement over the 2000 profit of $1 million and resulted from favorable loss experience on both current and prior-year business.
  •
  Catastrophe Risk—Gross written premiums increased 24% to $192 million in 2001 while net written premiums of $72 million were 26% below total 2000 net premiums of $96 million due to a significant increase in reinsurance purchases. The GAAP underwriting profit declined to $44 million in 2001 from the profit of $74 million recorded in 2000, due to the decline in earned premiums associated with the increased reinsurance cessions in 2001.
  •
  Transportation—Written premiums of $54 million in 2001 grew 33% over the 2000 premium total of $41 million, driven primarily by price increases that averaged 24% during the year. The GAAP underwriting loss of $25 million in 2001 was slightly better than the 2000 loss of $30 million, primarily the result of an improvement in prior-year loss experience.

        The decline in segment expense ratios in both 2001 and 2000 reflected the strong increase in premium volume in both years and the success of our aggressive expense control efforts in recent years that have enhanced the efficiency of our underwriting, risk control and claim operations throughout all business centers comprising the Specialty Commercial segment.

        2000 vs. 1999—Virtually every business center in the Specialty Commercial segment contributed to the 26% growth in written premiums over 1999, but the most significant increases occurred in our Technology and FPS business centers. Technology written premiums of $346 million were 52% ahead of the comparable 1999 total, driven by substantial new business volume, price increases averaging 9.5% and a strong renewal retention rate.

        In FPS, a significant increase in non-U.S. business pushed 2000 written premiums to $390 million, 41% higher than 1999's total of $277 million. Early in 2000, our underwriting subsidiary in the United Kingdom was appointed by the Law Society of England and Wales to be one of its professional indemnity insurance providers. By year-end 2000, we had generated $65 million of FPS written premiums from this business.

        The Ocean Marine business center was the most significant contributor to the improvement in results over 1999, recording an underwriting loss that was $59 million less than 1999. The improvement was largely the result of our late-1999 withdrawal from unprofitable river transportation business in the Midwest. The Technology business center posted an underwriting profit of $19 million, $23 million better than the comparable 1999 result. Favorable current and prior-year loss experience accounted for 2000's profitable performance. The FPS underwriting loss was $43 million worse than 1999, primarily due to adverse prior-year loss development in our U.S. operations and an increase in losses in our international operations.

        2002 Outlook—Profitable growth and prudent risk selection will be our priorities in 2002 in the Specialty Commercial segment. With our withdrawal from most international markets announced at the end of 2001, we enter 2002 with a renewed focus on the U.S. domestic commercial marketplace. Our specialty focus in recent years has built a platform from which we can respond quickly to emerging customer needs in that marketplace. We intend to underwrite only that business priced at levels commensurate with our return on equity targets.

PRIMARY INSURANCE OPERATIONS
COMMERCIAL LINES GROUP

        The Commercial Lines Group segment includes the Small Commercial business center, which serves small businesses, such as retailers, wholesalers, service companies, professional offices, manufacturers and contractors; the Middle Market Commercial business center, which provides comprehensive property and liability insurance for a wide variety of commercial manufacturing, distributing, retailing and property ownership enterprises where annual insurance costs range from $75,000 to $1 million; and our Large Accounts business center, which offers insurance programs to larger commercial businesses who are willing to share in their insurance risk through significant deductibles and self-insured retentions. The Commercial Lines Group segment also includes the results of our limited involvement in insurance pools.

        The following table summarizes key financial data for each of the last three years in the Commercial Lines Group segment excluding losses resulting from the terrorist attack in 2001 and excluding the impact of the corporate reinsurance program in all three years. Data including these factors is presented on page 21 of this report.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Written premiums	$1,687	$1,418	$1,358
Percentage increase over prior year	19%	4%
GAAP underwriting result	$71	$98	$(234)
Loss and loss adjustment expense ratio	64.0	58.7	80.2
Underwriting expense ratio	30.2	34.2	35.7

Combined ratio	94.2	92.9	115.9

        2001 vs. 2000—Premium growth in 2001 was driven by price increases, strong renewal retention rates and new business throughout the segment. Price increases averaged 14% in 2001, and the pace of those increases accelerated as the year progressed. Middle Market Commercial premiums totaled $971 million in 2001, 16% higher than 2000 premiums of $836 million. In the Small Commercial business center, premium volume of $579 million grew 19% over the comparable 2000 total of $485 million. In July 2001, we established a new service center in Atlanta, which contributed to premium growth in our Small Commercial operation by providing agents and brokers in the southeastern U.S. with a more efficient and cost-effective platform for placing small commercial business with us.

        Each of the three business centers in this segment experienced an improvement in current accident year results, despite a $38 million increase in catastrophe losses in 2001. However, the magnitude of favorable prior-year development declined compared with 2000 levels, accounting for the deterioration in reported underwriting results. Results in 2001 benefited from a $128 million reduction in prior-year loss reserves, of which $93 million related to business written prior to 1988. In 2000, prior-year reserve reductions of approximately $260 million included $80 million for various general liability reserves, $69 million for workers' compensation reserves and $50 million for business written prior to 1988. Underwriting results in the Large Accounts business center were $31 million better than comparable 2000 results, driven by improvement in both current and prior-year loss experience.

        The improvement in the expense ratio in 2001 reflected the combined impact of significant premium growth and a reduction in fixed expenses. Over the last three years, we have successfully implemented aggressive initiatives to reduce expenses and improve efficiency in this segment.

        2000 vs. 1999—The 4% increase in premium volume in 2000 was driven by significant price increases throughout the segment, the impact of which was partially offset by a targeted reduction in business volume in our Large Accounts business center, and a decline in premiums generated through our participation in insurance pools. Total written premiums in our Small Commercial and Middle Market Commercial business centers increased a combined 7% over 1999, largely due to price increases that averaged 9% for the year. The $332 million improvement in underwriting results in 2000 was centered in our Small Commercial and Middle Market Commercial operations, and reflected the impact of significant prior-year reserve reductions, as well as price increases and tightened underwriting standards aimed at eliminating underperforming accounts from our book of business.

        2002 Outlook—We believe the aggressive initiatives undertaken in recent years to reduce expenses, solidify our agency relationships and streamline our claim organization have positioned us well to capitalize on new opportunities emerging in the standard commercial marketplace. We will focus on further strengthening our pricing structure, while managing our renewal retentions, new business growth and portfolio mix. We will continue to build our small commercial platform to better serve our agents, brokers and insureds. Quality risk selection and aggressive expense management will remain our highest priorities in 2002, as we pursue profitable growth in our Commercial Lines Group segment.

PRIMARY INSURANCE OPERATIONS
Surety and Construction

        The Surety business center underwrites predominantly contract surety bonds, which guarantee that third parties will be indemnified against the nonperformance of contractual obligations. The Surety business center includes our subsidiary Afianzadora Insurgentes, the largest surety bond underwriter in Mexico. Based on 2000 premium volume, our surety operations are the largest in North America, and the largest in the world. The Construction business center delivers value-added products and services, including traditional insurance and financial and risk management solutions, to a broad range of contractors and owners of construction projects.

        The following table summarizes results for this segment for the last three years. Results presented for all three years exclude the impact of the corporate reinsurance program, and results for 2001 also exclude losses resulting from the terrorist attack. Data including these factors is presented on page 21 of this report.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Written premiums	$1,024	$925	$852
Percentage increase over prior year	11%	9%
GAAP underwriting result	$(47)	$23	$(49)
Loss and loss adjustment expense ratio	68.2	55.1	62.6
Underwriting expense ratio	35.8	40.0	40.2

Combined ratio	104.0	95.1	102.8

        2001 vs. 2000—The 11% increase in premium volume in 2001 was primarily due to price increases in the Construction business center, which averaged 18% for the year. Construction premiums totaled $609 million in 2001, compared with $472 million in 2000. Surety premiums of $415 million declined 8% compared with 2000, reflecting the impact of tightened underwriting standards we began to implement near the end of 1999 in anticipation of an economic slowdown in both the United States and Mexico. As that slowdown materialized in 2001, our tightened standards had produced a more conservative risk profile of our commercial surety exposures. An increase in reinsurance costs was also a factor in the decline in Surety's net written premiums in 2001.

        Both business centers contributed to the deterioration in underwriting results compared with 2000. The Surety underwriting profit of $11 million declined from the comparable 2000 profit of $34 million, reflecting an increase in losses amid the economic downturn in the U.S. Also included in the 2001 Surety result was a $10 million provision for losses associated with Enron Corporation's bankruptcy filing late in the year.

        The Construction underwriting loss of $58 million in 2001 deteriorated from 2000's comparable loss of $11 million, driven by adverse loss development on prior-year business that prompted a $24 million provision to strengthen reserves. Current accident year loss experience in 2001 was much improved over 2000, reflecting the impact of aggressive underwriting initiatives implemented over the last three years. Construction's 2000 underwriting result included the benefit of prior-year reserve reductions totaling $57 million, including $33 million of workers' compensation loss reserves. The strong improvement in the segment expense ratio over 2000 reflected the combined effect of Construction's written premium growth and active management of expenses in both business centers.

        2000 vs. 1999—Both business centers achieved written premium growth in 2000. Surety premiums of $453 million grew 8% over 1999, and Construction premiums of $472 million were 9% higher than the 1999 total. The increases reflected strong economic conditions in both the U.S. and Mexico, which fueled growth in the construction industry and, in turn, the demand for contract surety products. Price increases averaging 15% in the Construction business center were also a significant factor contributing to premium growth in 2000. Construction's underwriting result improved by $78 million over 1999, due to favorable prior-year loss development, which included the $33 million reduction in workers' compensation reserves. Surety's underwriting profit of $34 million was $6 million less than the comparable 1999 profit, due to increased claim activity on two large accounts in Mexico.

        2002 Outlook—In early 2002, we expect to close on our purchase of London Guarantee Insurance Company, a specialty property-liability insurance company focused on providing surety products, and management liability, bond, and professional indemnity products. London Guarantee, headquartered in Toronto, generated approximately $53 million (Canadian) in surety net written premiums in 2001. In addition, late in 2001, our Surety operation acquired the right to seek to renew surety bond business underwritten by Fireman's Fund Insurance Company, without assuming any past liabilities. This transaction is expected to enhance our position in 2002 as the largest surety underwriter in the U.S. by increasing our market penetration in western states. In the current economic environment, we will maintain a conservative underwriting profile in our Surety and Construction operations while continuing to aggressively seek additional price increases. The anticipated higher cost and limited availability of surety reinsurance in 2002 is expected to further tighten underwriting standards for certain types of surety bonds and will likely result in significant price increases for the surety customer.

PRIMARY INSURANCE OPERATIONS
Health Care

        The Health Care segment historically has provided a wide range of insurance products and services throughout the entire health care delivery system, including individual physicians and other health care providers, physician groups, hospitals, managed care organizations and long-term care facilities. In the fourth quarter of 2001, we announced our intention to exit the medical liability insurance market subject to applicable regulatory requirements.

        The following table summarizes key financial data for each of the last three years in this segment. Data for all years exclude the impact of the corporate reinsurance program, and data for 2001 exclude losses resulting from the terrorist attack. Data including these factors is presented on page 21 of this report.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Written premiums	$776	$659	$545
Percentage increase over prior year	18%	21%
GAAP underwriting result	$(979)	$(284)	$(70)
Loss and loss adjustment expense ratio	197.9	116.5	87.8
Underwriting expense ratio	23.3	25.7	27.0

Combined ratio	221.2	142.2	114.8

        2001 vs. 2000—Price increases averaging 27% in 2001 were the primary factor in the 18% growth in written premiums over 2000. In addition, a full year of business volume generated by MMI, acquired in April 2000, contributed to premium growth in 2001. However, we significantly curtailed the amount of new Health Care business in 2001, due to an unfavorable pricing environment and unacceptable loss experience in most of the lines of business and geographic locations where we offered our products.

        The nearly $1 billion underwriting loss in 2001 was driven by provisions to strengthen loss reserves for prior accident years, particularly the years 1997 through 1999. The prior-year reserve increases, which totaled $735 million for the year, culminated in a $540 million provision in December that coincided with our announcement that we would exit the medical liability market. The 2001 reserve increases followed $225 million of increases recorded in 2000 that primarily related to our long-term care and major accounts lines of business. The reserve increases in 2000 were prompted by an increase in the severity of losses driven by the rapidly escalating amounts that were awarded by juries in professional liability lawsuits.

        Through the first nine months of 2001, our actuarial analyses indicated that prior-year reserve actions were necessary, as we determined that claim severity on the specific lines of business identified in 2000 was continuing to increase at a very high rate. We also determined that the worsening severity was not limited solely to those lines. As a result, we recorded additional prior-year reserve provisions totaling $195 million in the first nine months of the year. In the fourth quarter, as loss severity continued to escalate, we performed a comprehensive re-evaluation of the underlying assumptions and projections supporting our reserve positions. We concluded that a significant additional provision to prior-year medical liability loss reserves was necessary, and announced our intent to fully withdraw from this market segment due to minimal prospects for future profitability.

        As part of the strategic review that led to our decision to exit the medical liability business, our analysis of the unamortized goodwill asset of $64 million related to the MMI acquisition indicated that approximately $56 million of that goodwill was not recoverable, and that amount was written off in the fourth quarter of 2001. The remaining goodwill deemed recoverable was related to that portion of MMI's ongoing consulting business that was not placed in runoff.

        2000 vs. 1999—Health Care premium volume in 2000 included $98 million of premiums from MMI's domestic operations. In 1999, the written premium total included a one-time premium of

$37 million recorded on one three-year policy. Excluding that premium and MMI's incremental contribution in 2000, premium volume in 2000 was 11% higher than 1999. The increase was driven by price increases, new business in selected coverages and higher renewal retention ratios on accounts targeted for renewal. The significant deterioration in underwriting results compared with 1999 was driven by losses incurred in our long-term care and major accounts books of business, including but not limited to business acquired in the MMI transaction. Sharp increases in the amounts awarded in jury verdicts against the large entities served by the major accounts business center caused us to strengthen previously established loss reserves for these coverages. MMI accounted for $256 million of the Health Care underwriting loss in 2000, a substantial portion of which resulted from losses in its major accounts business.

        2002 Outlook—Our focus in 2002 will be on the efficient runoff of our Health Care business. As of Jan. 23, 2002, we had not renewed or had given notice of our intention not to renew business that accounted for approximately 80% of the Health Care segment's premium volume in 2001. The remaining 20% represented business in states where we are awaiting regulatory approval to withdraw from the market. We anticipate approximately $400 million of domestic Health Care written premium volume in 2002, 50% of which is expected to result from reporting endorsements on business being exited. We expect underwriting losses to decline significantly in 2002.

PRIMARY INSURANCE OPERATIONS
Lloyd's and Other

        This business segment consists of the following components: our operations at Lloyd's, where we provide capital to five underwriting syndicates and own a managing agency; our participation in the insuring of the Lloyd's Central Fund, which would be utilized if an individual member of Lloyd's were to be unable to pay its share of a syndicate's losses; and results from MMI's London-based insurance operation, Unionamerica, placed in runoff in 2000 except for certain business it is contractually obligated to continue writing through 2004. As discussed on pages 13 and 14 of this report, we announced in late 2001 that we would cease underwriting certain business through Lloyd's beginning in 2002, and would, when current contractual commitments expire in 2003, end our involvement in the insuring of the Lloyd's Central Fund.

        The following table summarizes results for this segment for the last three years. Data for 2001 exclude losses from the terrorist attack, and data for all three years exclude the impact of the corporate reinsurance program. Data including these factors is presented on page 21 of this report.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Written premiums	$599	$430	$201
Percentage increase over prior year	39%	114%
GAAP underwriting result	$(173)	$(144)	$(23)
Loss and loss adjustment expense ratio	101.7	102.5	84.2
Underwriting expense ratio	28.2	30.2	28.0

Combined ratio	129.9	132.7	112.2

        2001 vs. 2000—Premium growth in 2001 was primarily due to new business resulting from our increased capacity in several syndicates at Lloyd's. Our Lloyd's premium volume totaled $500 million in 2001, compared with $331 million in 2000. In addition, price increases in our operations at Lloyd's averaged nearly 20% for the year, and began to accelerate further after the Sept. 11 terrorist attack. Unionamerica generated $99 million of written premiums in each of 2001 and 2000. Although we ceased new business activity at Unionamerica late in 2000, we are contractually obligated to continue underwriting business in certain Unionamerica syndicates at Lloyd's through 2004.

        The deterioration in underwriting results compared with 2000 was the result of adverse prior-year loss development in several Lloyd's syndicates, particularly those associated with North American liability coverages. In addition, poor prior-year loss experience and the write-off of uncollectible reinsurance receivables in our financial and professional services syndicate contributed to the increase in underwriting losses in 2001. Unionamerica generated an underwriting loss of $61 million in 2001, compared with $63 million in 2000. The majority of Unionamerica's losses in both years were the result of adverse development on business written in prior years.

        2000 vs. 1999—The addition of Unionamerica accounted for $99 million of written premium volume in 2000. Excluding Unionamerica, the 65% increase in premiums over 1999 was driven by growth in our Lloyd's operations, where we expanded our investment in several specialty underwriting syndicates. Premiums generated at Lloyd's in 2000 totaled $331 million, compared with $201 million in 1999. Underwriting results in 2000 suffered from significant adverse prior-year loss development at Unionamerica and deterioration in several syndicates' results at Lloyd's. Subsequent to our acquisition of MMI, we strengthened Unionamerica's loss reserves and ceased writing new business in that entity, except where contractually required. At Lloyd's, underwriting losses were centered in a syndicate specializing in financial and professional liability coverage and in an aviation syndicate, which incurred significant losses from a number of airline accidents.

        2002 Outlook—In 2002, we will limit our operations at Lloyd's to the following types of coverage which we believe offer the greatest potential for profitable growth: aviation, marine, financial and professional services, property, kidnap and ransom, accident and health, creditor, specialist London market reinsurance, and other personal specialty products. We anticipate additional significant price increases on business written through Lloyd's, as worldwide insurance markets continue to harden in the aftermath of the Sept. 11 terrorist attack.

REINSURANCE
St. Paul Re

        Our Reinsurance segment, St. Paul Re, underwrites traditional treaty and facultative reinsurance for property, liability, ocean marine, surety and certain specialty classes of coverage for leading property-liability insurance companies worldwide. St. Paul Re also underwrites certain types of "non-traditional" reinsurance, which provides limited traditional underwriting risk combined with financial risk protection. As discussed on page 14 of this report, we announced in late 2001 that we would cease underwriting certain types of reinsurance coverages in 2002.

        The following table summarizes results for this segment for the last three years. Data for all three years exclude the impact of the reinsurance treaties, and data for 2001 exclude the impact of the terrorist attack. Data including these factors is presented on page 21 of this report.

	Year Ended December 31
	2001	2000	1999
	(Dollars in Millions)
Written premiums	$1,593	$1,211	$1,068
Percentage increase over prior year	32%	13%
GAAP underwriting result	$(268)	$(242)	$(87)
Loss and loss adjustment expense ratio	85.3	85.4	79.1
Underwriting expense ratio	32.2	35.3	30.0

Combined ratio	117.5	120.7	109.1

        2001 vs. 2000—The increase in written premiums in 2001 was driven by new business growth in St. Paul Re's North American casualty and property lines and strong price increases across virtually all lines of business. The pace of price increases continued to grow in 2001, and those increases accelerated in the fourth quarter in the aftermath of the terrorist attack. The deterioration in underwriting results in 2001 occurred throughout our reinsurance operations. In our North American casualty business, losses were concentrated in large commercial program reinsurance. For North American property business, an increase in the frequency and severity of losses was the primary factor driving the deterioration from 2000. We also experienced deterioration in satellite and aviation loss experience in 2001. Catastrophe losses (excluding the terrorist attack) totaled $66 million in the Reinsurance segment in 2001, driven by losses from the explosion of a chemical plant in Toulouse, France and Tropical Storm Allison in the U.S. Reinsurance catastrophe losses in 2000 totaled $135 million.

        2000 vs. 1999—Premium growth in 2000 was driven by new business opportunities in the non-traditional reinsurance market and significant price increases across virtually all lines of traditional reinsurance coverages. Non-traditional business accounted for $142 million of St. Paul Re's premium growth over 1999. In addition, price increases and new business fueled an $84 million increase in North American casualty premium volume in 2000.

        The deterioration in underwriting results was due to significant adverse loss development from years prior to 2000. Catastrophe losses incurred in 2000 totaled $135 million, of which $115 million represented additional losses on events occurring in 1999 and prior years. Flooding in the United Kingdom, which accounted for $20 million in losses, was the only major event in 2000 contributing to the 2000 catastrophe total. Adverse prior-year loss development on retrocessional business written in St. Paul Re's London operations also played a significant role in 2000's underwriting loss. In addition, our North American casualty business accounted for $130 million of underwriting losses in 2000.

        During 2000, St. Paul Re reduced its estimate of ultimate losses on certain non-traditional reinsurance business by $56 million, and made a corresponding increase in its estimate of reserves for contingent commissions by $66 million. Although these changes in estimate did not have a significant impact on underwriting results for the year, they did distort the components of the combined ratio in the table above. Excluding these changes, the loss ratio would have been 89.8, and the expense ratio would have been 29.8 (both excluding the benefits of the reinsurance treaties).

        2002 Outlook—In December 2001, we announced plans to restructure our reinsurance segment. We intend to reduce the scale of our business to lessen the volatility in our reported results, and focus on established lines of business in which we have a consistently successful track record. We will close branch offices in several foreign locations. We will continue to write the following lines of business: property catastrophe; excess-of-loss casualty; marine; and certain non-traditional reinsurance. In addition, we will write selected other classes of business on an opportunistic basis when we believe pricing and terms to be acceptable. Price increases on reinsurance coverages continue to accelerate. Most of the reinsurance business we underwrite renews on Jan. 1, and the business we recorded on Jan. 1, 2002 renewals reflected average price increases of 35%. We believe improving market conditions in 2002 provide the opportunity for profitable growth in those lines of business where we are focusing our efforts.

PROPERTY-LIABILITY INSURANCE
Investment Operations

        Our investment operations' primary objective is to maximize investment returns and generate sufficient liquidity to fund our cash requirements, primarily consisting of insurance claim payments. The funds we invest are generated by underwriting cash flows, consisting of premiums collected less losses and expenses paid, and by investment cash flows, consisting of income received on existing investments and proceeds from sales and maturities of investments.

        The majority of funds available for investment are deployed in a widely diversified portfolio of predominantly investment-grade fixed maturities, consisting primarily of government-issued securities and corporate bonds. We also invest lesser amounts in equity securities, venture capital and real estate with the goal of producing long-term growth in the value of our invested asset base and ultimately enhancing shareholder value. The latter three investment classes have the potential for higher returns but also involve a greater degree of risk, including less stable rates of return and less liquidity.

        The following table summarizes the composition and carrying value of our property-liability investment segment's portfolio at the end of 2001 and 2000. More information on each investment class follows the table.

	December 31
	2001	2000
	(In Millions)
CARRYING VALUE
Fixed maturities	$15,756	$14,584
Equities	1,110	1,396
Real estate and mortgage loans	972	1,025
Venture capital	859	1,064
Securities on loan	775	1,207
Short-term investments	2,043	2,223
Other investments	67	183

Total investments	$21,582	$21,682

        Fixed Maturities—Our fixed maturities portfolio is primarily composed of high-quality, intermediate-term taxable U.S. government, corporate and mortgage-backed bonds, and tax-exempt U.S. municipal bonds. We manage our bond portfolio conservatively, investing almost exclusively in investment-grade (BBB- or better) securities. At Dec. 31, 2001, approximately 95% of our portfolio was rated investment grade, with the remaining 5% split between high-yield and nonrated securities, most of which we believe would be considered investment-grade if rated.

        We participate in a securities lending program whereby certain fixed maturities from our portfolio are loaned to other institutions for short periods of time. We receive a fee from the borrower in return. We require collateral equal to 102% of the fair value of the loaned securities, and we record the cash collateral received as a liability. The collateral is invested in short-term investments and reported as such on our balance sheet. The market value of the securities on loan is reclassified out of fixed maturities and shown as a separate investment asset on our balance sheet. We continue to earn interest on the securities on loan, and earn a portion of the interest related to the short-term investments.

        The amortized cost of our fixed maturities portfolio at the end of 2001 was $15.2 billion, $1 billion higher than the comparable total of $14.2 billion at the end of 2000. The increase was partially due to the $432 million decline in securities on loan. Our level of fixed maturity invested assets benefited near the end of the year from the investment of $335 million in cash proceeds from the sale of F&G Life in September, and the investment of proceeds from our issuance of preferred securities in November. We ultimately contributed $500 million of the net proceeds of the issue to the policyholders' surplus of our primary domestic insurance underwriting subsidiary, St. Paul Fire and Marine Insurance Company, which subsequently invested the funds in taxable fixed maturities. These investments more than offset the decline in our fixed maturity portfolio through the first nine months of 2001 which had resulted from net sales of investments to fund operational cash requirements (primarily insurance claim payments).

        We carry bonds on our balance sheet at market value, with the corresponding appreciation or depreciation recorded in shareholders' equity, net of taxes. The market values of our bonds fluctuate with changes in market interest rates and changes in yield differentials between fixed-maturity asset classes. If we believe a decline in value of any of our bonds is other than temporary, we write down the asset for the decline and record a realized loss on our statement of operations.

        At the end of 2001, the pretax unrealized appreciation of our bond portfolio was $563 million, compared with unrealized appreciation of $380 million at the end of 2000. The significant decline in interest rates during 2001 was the primary factor in the increase in unrealized appreciation. The Federal Reserve reduced short-term rates 11 times in 2001 for a cumulative total of 4.75% in response to the economic slowdown in the United States. The increase in unrealized appreciation was not as large as might have been expected given the magnitude of interest rate declines in 2001, as the market value of our holdings began to increase significantly prior to the end of 2000 in anticipation of the Federal Reserve actions to reduce rates.

        Our decision whether to purchase taxable or tax-exempt securities is driven by corporate tax considerations, and the relationship between taxable and tax-exempt yields at the time of purchase. In each of the last three years, a significant majority of our new fixed maturity purchases consisted of taxable bonds. The average yield on taxable bonds purchased in 2001 was 6.5%, compared with 7.7% in 2000 and 7.2% in 1999. The decline in 2001 reflected the impact of the Federal Reserve rate actions. Taxable bonds accounted for 70% of our fixed maturity portfolio at year-end 2001. The bond portfolio in total carried a weighted average pretax yield of 6.6% at Dec. 31, 2001, compared with 6.8% at the end of 2000.

        Reported pretax investment income generated from our fixed maturities portfolio in 2001 totaled $1.11 billion, down 5% from comparable 2000 investment income of $1.16 billion. Investment income in 2001 and 2000 included $14 million and $11 million, respectively, from the elimination of one-quarter reporting lags in each year for portions of our foreign operations. The decline in investment income in 2001 reflected the lower level of fixed maturity invested assets during much of 2001 and the decline in yields on new investments. In 2000, excluding the incremental impact of the MMI acquisition and the elimination of the one-quarter reporting lag, fixed maturities investment income was approximately 5% below comparable 1999 investment income, due to net sales of investments to fund operational cash needs. Funds available for investment in the last three years were also reduced by cumulative premium payments of $639 million related to our corporate reinsurance program.

        Equities—Our equity holdings consist of a diversified portfolio of common stocks, which accounted for 5% of total investments (at cost) at Dec. 31, 2001. Equity markets in the United States in 2001 suffered from the economic slowdown and the Sept. 11 terrorist attack. The total return on our equity portfolio in 2001 (encompassing dividend income, realized gains and losses, and the change in unrealized appreciation) was (20.7%), and our five-year return through 2001 was approximately 10.5%. Despite the negative return in 2001, the $1.10 billion market value of our portfolio at Dec. 31, 2001 still exceeded its cost by $52 million. At the end of 2000, the pretax unrealized appreciation included in the $1.40 billion carrying value totaled $326 million.

        Real Estate and Mortgage Loans—Real estate ($838 million carrying value) and mortgage loans ($134 million carrying value) comprised 5% of our total property-liability investments at the end of 2001. Our real estate holdings primarily consist of commercial office and warehouse properties that we own directly or in which we have a partial interest through joint ventures. Our properties are geographically distributed throughout the United States and had an occupancy rate of 95% at year-end 2001. These investments produced pretax income of $97 million in 2001 and $63 million in 2000, and generated cash flows totaling $138 million in 2001 and $90 million in 2000. The increase in investment income and cash flows in 2001 was primarily due to earnings from a Southern California residential land development. We did not make any significant real estate purchases in 2001 or 2000.

        We acquired the portfolio of mortgage loans in the 1998 merger with USF&G. The loans, which are collateralized by income-producing real estate, produced investment income of $18 million in 2001 and $27 million in 2000. Net pay downs and repayments of the loans totaled $51 million in 2001 and $204 million in 2000. We did not originate any new loans in either of the last two years.

        Venture Capital—Venture capital comprised 4% of our invested assets (at cost) at the end of 2001. These private investments span a variety of industries but are concentrated in information technology, health care and consumer products. In 2001, we invested $289 million in this asset class, compared with $296 million in 2000. Our total return on average net venture capital investments (encompassing dividend income, realized gains and losses, and the change in unrealized appreciation) was (41.5%) in 2001. The negative return in 2001 was driven by a significant decline in the unrealized appreciation of our investments in the difficult market environment that characterized the year. Much of this appreciation had accumulated during favorable market conditions in recent years. In 2000, our portfolio produced a total pretax return on average net assets of 52%, primarily the result of pretax realized gains totaling $554 million for the year. The carrying value of the venture capital portfolio at year-end 2001 and 2000 included unrealized appreciation of $93 million and $406 million, respectively.

        Realized Investment Gains and Losses—The following table summarizes our property-liability operations' pretax realized gains and losses by investment class for each of the last three years.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
PRETAX REALIZED INVESTMENT GAINS (LOSSES)
Fixed maturities	$(77)	$(29)	$(19)
Equities	(4)	87	118
Real estate and mortgage loans	4	4	18
Venture capital	(43)	554	158
Other investments	(6)	8	(1)

Total	$(126)	$624	$274

        Pretax realized losses in the fixed maturities category in 2001 were driven by write-downs in the carrying value of certain of our bond holdings. These write-downs included a $20 million write-down of various Argentina government and corporate bonds following economic upheaval in that country, and a $19 million write-down in Enron Corporation bonds following that company's bankruptcy filing. The remaining carrying values of our Argentina and Enron investments at Dec. 31, 2001 totaled $21 million and $5 million, respectively. Venture capital realized losses in 2001 primarily resulted from the sale of several of our direct investments.

        Venture capital realized gains in 2000 and 1999 were primarily driven by sales of and distributions from investments in technology-related companies. The single largest gain in 2000, $117 million, resulted from the sale of our direct investment in Flycast Communications Corp., a leading provider of Internet direct response solutions.

        2002 Investment Outlook—We do not anticipate investment income growth in 2002. Although underwriting cash flow in 2002 is expected to improve due to price increases realized in our continuing operations, that improvement will be diminished by the anticipated cash payments associated with the runoff of reserves in businesses that we are exiting and other cash payments, including claim payments resulting from the terrorist attack. In addition, yields on new fixed maturities investments in 2002 are expected to be lower than those on maturing securities.

        With funds provided from maturing investments in 2002, new investment purchases will be concentrated in taxable, investment-grade bonds, with additional capital allocated to our other asset classes as market conditions warrant. We anticipate improving economic conditions will improve equity valuations in 2002, but we expect to realize only modest gains in our venture capital portfolio.

PROPERTY-LIABILITY UNDERWRITING
Loss and Loss Adjustment Expense Reserves

        Our loss reserves reflect estimates of total losses and loss adjustment expenses we will ultimately have to pay under insurance and reinsurance policies. These include losses that have been reported but not settled, and losses that have been incurred but not reported to us ("IBNR"). Loss reserves for certain workers' compensation business and certain assumed reinsurance contracts are discounted to present value. We reduce our loss reserves for estimates of salvage and subrogation.

        For reported losses, we establish reserves on a "case" basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR losses, we estimate reserves using established actuarial methods. Our case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability and policy coverages, and inflation. We consider not only monetary increases in the cost of what we insure, but also changes in societal factors that influence jury verdicts and case law and, in turn, claim costs.

        Because many of the coverages we offer involve claims that may not ultimately be settled for many years after they are incurred, subjective judgments as to our ultimate exposure to losses are an integral and necessary component of our loss reserving process. We record our reserves by considering a range of estimates bounded by a high and low point. Within that range, we record our best estimate. We continually review our reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. We adjust reserves established in prior years as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in our financial results in the periods in which they are made.

        While our reported reserves make a reasonable provision for all of our unpaid loss and loss adjustment expense obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by such things as the existence of coverages with long duration payment patterns and changes in claim handling practices. Many of the insurance subsidiaries within The St. Paul's group have written coverages with long duration payment patterns such as medical professional liability, large deductible workers' compensation and assumed reinsurance. In addition, claim handling practices change and evolve over the years. For example, new initiatives are commenced, claim offices are reorganized and relocated, claim handling responsibilities of individual adjusters are changed, use of a call center is increased, use of technology is increased, caseload issues and case reserving practices are monitored more frequently, etc. However, these are sources of uncertainty that we have recognized in establishing our reserves.

        Note 9 to the financial statements includes a reconciliation of our beginning and ending loss and loss adjustment expense reserves for each of the years 2001, 2000 and 1999. That reconciliation shows that we recorded an increase in the loss provision from continuing operations for claims incurred in prior years totaling $577 million in 2001, compared with reductions in prior-year incurred losses of $265 million and $208 million in 2000 and 1999, respectively.

        The increase in prior-year loss provisions in 2001 was driven by additional losses emerging in our Health Care segment. In 2000, loss trends in this segment had indicated an increase in the severity of claims incurred in the 1995 through 1997 accident years; accordingly, we recorded a provision for prior-year losses. In 2001, loss activity continued to increase not only for the years 1995 through 1997, but also 1998, and early activity on claims incurred in the years 1999 through 2001 indicated an increase in severity for those years. Those developments led us to a much different view of loss development in this segment, which in turn caused us to record provisions for prior-year losses totaling $735 million in this segment in 2001. At the end of the year, we announced our intention to withdraw fully from the medical liability insurance market.

        A reduction in prior-year losses was recorded in 2000 and 1999. In 2000, the favorable prior-year loss development was widespread across lines of business with the exception of the Health Care segment. In 1999, favorable prior-year loss development in several lines of business, including workers' compensation and assumed reinsurance, was partially offset by adverse development in our Ocean Marine operation and certain commercial business centers.

PROPERTY-LIABILITY UNDERWRITING
Environmental and Asbestos Claims

        We continue to receive claims alleging injury or damage from environmental pollution or seeking payment for the cost to clean up polluted sites. We also receive asbestos injury claims tendered under general liability policies. The vast majority of these claims arise from policies written many years ago. Significant legal issues, primarily pertaining to the scope of coverage, complicate our alleged liability for both environmental and asbestos claims. In our opinion, court decisions in certain jurisdictions have tended to broaden insurance coverage beyond the intent of original insurance policies.

        Our ultimate liability for environmental claims is difficult to estimate because of these legal issues. Insured parties have submitted claims for losses that in our view are not covered in their respective insurance policies, and the final resolution of these claims may be subject to lengthy litigation, making it difficult to estimate our potential liability. In addition, variables such as the length of time necessary to clean up a polluted site, and controversies surrounding the identity of the responsible party and the degree of remediation deemed necessary, make it difficult to estimate the total cost of an environmental claim.

        Estimating our ultimate liability for asbestos claims is also very difficult. The primary factors influencing our estimate of the total cost of these claims are case law and a history of prior claim development, both of which are still developing.

        The following table represents a reconciliation of total gross and net environmental reserve development for each of the years in the three-year period ended Dec. 31, 2001. Amounts in the "net" column are reduced by reinsurance recoverables.

	2001		2000		1999
	Gross	Net	Gross	Net	Gross	Net
	(In Millions)
ENVIRONMENTAL
Beginning reserves	$665	$563	$698	$599	$783	$645
Incurred losses	1	18	25	14	(33)	1
Paid losses	(84)	(74)	(58)	(50)	(52)	(47)

Ending reserves	$582	$507	$665	$563	$698	$599

        The following table represents a reconciliation of total gross and net reserve development for asbestos claims for each of the years in the three-year period ended Dec. 31, 2001. Amounts in the "net" column are reduced by reinsurance recoverables.

	2001		2000		1999
	Gross	Net	Gross	Net	Gross	Net
	(In Millions)
ASBESTOS
Beginning reserves	$397	$299	$398	$298	$402	$277
Incurred losses	133	110	41	33	28	51
Paid losses	(52)	(42)	(42)	(32)	(32)	(30)

Ending reserves	$478	$367	$397	$299	$398	$298

        Our reserves for environmental and asbestos losses at Dec. 31, 2001 represent our estimate of our ultimate liability for such losses, based on all information currently available to us. Because of the inherent difficulty in estimating such losses, however, we cannot give assurances that our ultimate liability for environmental and asbestos losses will, in fact, match our current reserves. We continue to evaluate new information and developing loss patterns. We believe any future additional loss provisions for, or settlement of, environmental and asbestos claims will not materially impact our financial position, but may materially impact our results of operations or liquidity in the period in which such provisions or settlements occur.

        In 2001, we completed a periodic analysis of environmental and asbestos reserves at one of our subsidiaries in the United Kingdom. The analysis was based on a policy-by-policy review of our known and unknown exposure to damages arising from environmental pollution and asbestos litigation. The analysis concluded that loss experience for environmental exposures was developing more favorably than anticipated, while loss experience for asbestos exposures was developing less favorably than anticipated. The divergence in loss experience had an offsetting impact on respective reserves for environmental and asbestos exposures; as a result, we recorded a $48 million reduction in net incurred environmental losses in 2001, and an increase in net incurred asbestos losses for the same amount.

        Total gross environmental and asbestos reserves at Dec. 31, 2001 of $1.06 billion represented approximately 5% of gross consolidated reserves of $22.1 billion.

Record sales and strong asset growth lead to Nuveen's seventh consecutive year of record earnings

ASSET MANAGEMENT
The John Nuveen Company

        We hold a 77% interest in The John Nuveen Company ("Nuveen"), which constitutes our asset management segment. Nuveen's core businesses are asset management, and the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments. Nuveen distributes its investment products and services, including mutual funds, exchange-traded funds, defined portfolios and individually managed accounts, to the affluent and high net worth market segments through unaffiliated intermediary firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. Nuveen provides investment products and services directly to the institutional market. The Company markets its capabilities under three distinct brands: Nuveen, a leader in tax-free investments; Rittenhouse, a retail managed account service platform; and Symphony, a leading institutional manager of market-neutral and other investment portfolios. Nuveen is listed on the New York Stock Exchange, trading under the symbol "JNC."

        The following table summarizes Nuveen's key financial data for the last three years.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Revenues	$378	$376	$353
Expenses	190	201	193

Pretax income	188	175	160
Minority interest	(46)	(40)	(37)

The St. Paul's share of pretax income	$142	$135	$123

Assets under management	$68,485	$62,011	$59,784

        Nuveen provides consultative services to financial advisors on managed assets for fee-based customers, and structured investment services for transaction-based advisors. These activities generate three principal sources of revenue: (1) ongoing advisory fees earned on assets under management, including individually managed accounts, mutual funds and exchange-traded funds; (2) distribution revenues earned upon the sale of defined portfolio and mutual fund products and (3) fees earned on certain institutional accounts based on the performance of such accounts.

        In July 2001, Nuveen acquired Symphony Asset Management LLC ("Symphony"), an institutional investment manager based in San Francisco with approximately $4 billion in assets under management. As a result of the acquisition, Nuveen's product offerings were expanded to include managed accounts and funds designed to reduce risk through market-neutral and other strategies in several equity and fixed-income asset classes for institutional investors.

        In 2001, gross sales of investment products increased 32% to $14.2 billion, driven by continuing success with exchange-traded funds. Nuveen launched 20 new municipal funds, as well as a REIT-based fund, issuing approximately $2.8 billion of new municipal exchange-traded fund common shares and $1.2 billion in MuniPreferred™ shares. Reflecting the strength of Nuveen's consultative platform, managed account sales were very strong, growing 39% for the year. Mutual fund sales grew 22% mainly as a result of an increase in municipal fund sales. Nuveen's strong sales in exchange-traded funds, managed accounts and mutual funds were partially offset by lower equity defined portfolio sales as a result of equity market volatility, particularly in the technology sector. Nuveen's net flows (equal to the sum of sales, reinvestments and exchanges, less redemptions) totaled $7.7 billion in 2001, a 64% increase over net flows of $4.7 billion in 2000.

        Total assets under management grew 10% to $68.5 billion at the end of 2001, compared with $62.0 billion a year earlier. The increase was due to the addition of Symphony and Nuveen's strong net flows for the year. At the end of 2001, managed assets consisted of $32.0 billion of exchange-traded funds, $24.7 billion of managed accounts, and $11.8 billion of mutual funds. Municipal securities accounted for 70% of assets under management at Dec. 31, 2001. Including defined portfolios, Nuveen managed or oversaw approximately $76 billion in assets at Dec. 31, 2001.

        Operating revenues totaled $371 million in 2001, an increase of 4% over 2000. Growth in advisory fees of 6%, which occurred as a result of an increase in average assets under management, was offset slightly by a decline in distribution revenue related to lower defined portfolio sales.

        Operating expenses for the year declined 4%. Excluding the impact of the Symphony acquisition, operating expenses declined 9%. The decline from 2000 was largely due to a reduction in advertising and promotional spending, which had been higher in 2000 due to Nuveen's brand awareness campaign.

        During 2001, Nuveen utilized a portion of its $250 million revolving line of credit for general corporate purposes, including day-to-day cash requirements, share repurchases and funding a portion of the $208 million acquisition of Symphony. At the end of 2001, $183 million was outstanding under the line of credit, and that entire amount is included in The St. Paul's reported consolidated debt outstanding at Dec. 31, 2001.

        Nuveen repurchased common shares from minority shareholders in 2001, 2000 and 1999 for total costs of $172 million, $51 million and $36 million, respectively. No shares were repurchased from The St. Paul in those years; however, our percentage ownership fell from 78% in 2000 to 77% at the end of 2001 due to Nuveen's issuance of additional shares under various stock option and incentive plans and the issuance of common shares upon the conversion of a portion of its preferred stock. As part of an ongoing repurchase program, Nuveen had authority from its board of directors at Dec. 31, 2001 to repurchase up to approximately 2.4 million additional common shares.

        On August 9, 2001, Nuveen announced a 3-for-2 split of its common stock. The stock split was effected as a dividend to shareholders of record as of Sept. 20, 2001. Shareholders received one additional share of Nuveen common stock for every two shares they owned as of the record date.

        2000 vs. 1999—In 2000, Nuveen's 7% revenue growth over 1999 was driven by a significant increase in distribution revenues resulting from strong sales of defined investment portfolios. In addition, advisory fees increased over 1999 due to the 4% growth in assets under management. Gross sales of investment products of $10.8 billion in 2000 were 23% below the comparable 1999 total of $14.1 billion, primarily due to a decline in managed account sales in a volatile market environment. That decline was partially offset, however, by strong growth in defined portfolio sales. The 4% increase in expenses over 1999 was primarily due to advertising expenses associated with Nuveen's brand awareness campaign. Nuveen's consolidated net flows totaled $4.7 billion in 2000, compared with $9.6 billion in 1999.

        2002 Outlook—Nuveen's positioning as a premier investment management firm with a specialty focus on risk management and tax-sensitivity in equity and fixed-income holdings is expected to serve its advisor customers and institutional investors well in 2002. Nuveen will continue to strengthen its customer relationships, build on and extend its premium brands, and leverage its proven distribution and service platforms.

Capital structure remains solid, conservative despite record net loss in 2001

THE ST. PAUL COMPANIES
Capital Resources

        Capital resources consist of funds deployed or available to be deployed to support our business operations. The following table summarizes the components of our capital resources at the end of each of the last three years.

	December 31
	2001	2000	1999
	(In Millions)
Shareholders' equity:
Common equity:
Common stock and retained earnings	$4,692	$6,481	$5,906
Unrealized appreciation of investments and other	364	697	542

Total common shareholders' equity	5,056	7,178	6,448
Preferred shareholders' equity	58	49	24

Total shareholders' equity	5,114	7,227	6,472
Debt	2,130	1,647	1,466
Company-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of the company	893	337	425

Total capitalization	$8,137	$9,211	$8,363

Ratio of debt to total capitalization	26%	18%	18%

        Common Equity—Our net loss of $1.09 billion in 2001 was the primary factor in the 30% decline in common shareholders' equity since the end of 2000. In 2000, the 11% increase in common equity was driven by net income of nearly $1 billion for the year. The following summarizes other major factors impacting our common shareholders' equity in the last three years.

  •
  Common share repurchases. In 2001, we repurchased and retired 13.0 million of our common shares for a total cost of $589 million, or approximately $45 per share. The share repurchases in 2001 occurred prior to Sept. 11 and represented 6% of our total shares outstanding at the beginning of the year. In 2000, we repurchased and retired 17.9 million of our common shares for a total cost of $536 million (approximately $30 per share), and in 1999, we repurchased 11.1 million shares for a total cost of $356 million (approximately $32 per share). The share repurchases in each year were financed through a combination of internally-generated funds and new debt issuances. Since our issuance of 66.5 million shares in April 1998 to consummate our merger with USF&G Corporation, we had repurchased and retired 45.8 million shares for a total cost of $1.62 billion through Dec. 31, 2001.

  •
  Common dividends. We declared common dividends totaling $235 million in 2001, $232 million in 2000 and $235 million in 1999. In February 2002, The St. Paul's board of directors declared a quarterly dividend of $0.29 per share, a 3.6% increase over the 2001 quarterly dividend of $0.28 per share. We have paid dividends in every year since 1872. During those 130 years of uninterrupted dividend payments, our dividend rate has increased in 70 of those years, including the last 16 consecutive years.

  •
  Conversion of preferred securities. In 2000, our wholly-owned subsidiary, St. Paul Capital LLC, exercised its right to cause the conversion rights of the owners of its $207 million, 6% Convertible Monthly Income Preferred Securities ("MIPS") to expire. Each of the 4,140,000 MIPS outstanding was convertible into 1.695 shares of our common stock. The MIPS were classified on our balance sheet as "Company-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of the Company," as a separate line between liabilities and shareholders' equity. Prior to the expiration date, almost all of the MIPS holders exercised their conversion rights, resulting in the issuance of 7.0 million of our common shares, and an increase to our common equity of $207 million. The remaining MIPS were redeemed for cash at $50 per security, plus accumulated dividends.

        Preferred Equity—Preferred shareholders' equity consisted of the par value of the Series B preferred shares we issued to our Stock Ownership Plan (SOP) Trust, less the remaining principal balance of the SOP Trust debt. During 2001 and 2000, we made principal payments of $14 million and $37 million, respectively, on the Trust debt.

        Debt—Consolidated debt outstanding at the end of the last three years consisted of the following components.

	December 31
	2001	2000	1999
	(In Millions)
Commercial paper	$606	$138	$400
Medium-term notes	571	617	617
7.875% senior notes	249	249	—
8.125% senior notes	249	249	—
Nuveen line of credit borrowings	183	—	—
Zero coupon convertible notes	103	98	94
7.125% senior notes	80	80	80
Variable rate borrowings	64	64	64
Real estate mortgages	2	2	15
8.375% senior notes	—	150	150
Floating rate notes	—	—	46

Total debt obligations	2,107	1,647	1,466
Fair value of interest rate swap agreements	23	—	—

Total reported debt	$2,130	$1,647	$1,466

Debt as a percentage of total capitalization	26%	18%	18%

        2001 vs. 2000—Proceeds from the net issuance of $468 million of additional commercial paper in 2001 were used to fund a portion of operational cash requirements, common stock repurchases, and debt maturing during the year, including our $150 million, 8.375% senior notes that matured in June and $46 million of medium-term notes that matured throughout the year. During 2001, Nuveen utilized a portion of its $250 million revolving line of credit for general corporate purposes, including funding a portion of its acquisition of Symphony Asset Management LLC, and the repurchase of its common shares. At year-end 2001, $183 million, bearing a weighted average interest rate of approximately 3.1%, was outstanding under Nuveen's line of credit agreement.

        At the end of 2001, we were party to a number of interest rate swap agreements related to several of our debt securities outstanding. The notional amount of these swaps totaled $230 million, and their aggregate fair value at Dec. 31, 2001 was $23 million. Upon our adoption of SFAS No. 133, as amended, on Jan. 1, 2001, we began recording the fair value of the swap agreements as an asset, with a corresponding increase to reported debt.

        2000 vs. 1999—During 2000, we issued $500 million of senior notes, the proceeds of which were used to repay commercial paper and for other general corporate purposes. Of the $500 million issued, $250 million bears an interest rate of 7.875% and is due in April 2005, and $250 million bears an interest rate of 8.125% and is due in April 2010. Commercial paper borrowings declined from $400 million at the end of 1999 to $138 million at Dec. 31, 2000. In addition, we repaid $46 million of floating rate notes in 2000 that had been issued by a fully-consolidated special purpose offshore reinsurance entity we created in 1999. We also repaid $13 million of mortgage debt associated with two of our real estate investments in 2000.

        Our total net interest expense related to debt was $110 million in 2001, $115 million in 2000 and $96 million in 1999.

        Company-obligated Mandatorily Redeemable Preferred Securities of Trusts Holding Solely Subordinated Debentures of the Company—These securities were issued by five business trusts wholly-owned by The St. Paul. Each trust was formed for the sole purpose of issuing the preferred securities. St. Paul Capital Trust I was established in November 2001 and issued $575 million of preferred securities that make preferred distributions at a rate of 7.6%. These securities have a mandatory redemption date of Oct.15, 2050, but we can redeem them on or after Nov. 13, 2006. The proceeds received from the sale of these securities were used by the issuer to purchase our subordinated debentures, and $500 million of the net proceeds were ultimately contributed to the policyholders' surplus of one of our insurance subsidiaries.

        MMI Capital Trust I was acquired in our purchase of MMI in 2000. In 1997, the trust issued $125 million of 30-year redeemable preferred securities. The securities make preferred distributions at a rate of 7.625% and have a mandatory redemption date of Dec.15, 2027.

        The remaining three trusts, acquired in the USF&G merger, each issued $100 million of preferred securities making preferred distributions at rates of 8.5%, 8.47% and 8.312%, respectively. In 2001, we repurchased and retired $20 million of securities of the 8.5% trust. In 1999, we repurchased and retired securities of these three trusts with an aggregate liquidation value of $79 million, comprised of the following components: $27 million of the 8.5% securities; $22 million of the 8.47% securities; and $30 million of the 8.312% securities. The repurchases were made in open market transactions and were primarily funded through commercial paper borrowings.

        Our total preferred distribution expense related to the preferred securities was $33 million in 2001, $31 million in 2000, and $36 million in 1999.

        Independent Financial Ratings—In the aftermath of the Sept. 11 terrorist attack, certain of the major independent rating organizations placed our financial ratings under review. The scope of their respective reviews was subsequently broadened to encompass the rating implications of the strategic decisions that we announced in December 2001 regarding our planned exit from certain businesses and our intent to record significant provisions to strengthen loss reserves. The rating agencies concluded their reviews in mid-December concurrent with our strategic announcements and announced updates to certain ratings. As of Jan. 23, 2002, none of the major rating agencies has any of our financial ratings under review.

        We continue to have ready access to liquidity through the capital markets, including the largest and most liquid sector of the commercial papermarket.

        Acquisitions and Divestitures—In September 2001, we sold our life insurance subsidiary, F&G Life, to Old Mutual plc, for $335 million in cash and 190.4 million Old Mutual ordinary shares (valued at $300 million at closing). The cash proceeds received were used for general corporate purposes. We are required to hold the Old Mutual common shares for one year after the closing date of the sale. These shares had a market value of $242 million on Dec. 31, 2001. The sale proceeds may be adjusted based on the market value of the shares one year after the closing date of the sale as described on page 15 of this report. We also sold ACLIC, MMI's life insurance subsidiary, to CNA for $21 million in cash.

        We purchased MMI in April 2000 for approximately $206 million in cash, and the assumption of $165 million of short-term debt and preferred securities. The short-term debt of $45 million was retired subsequent to the acquisition. The cash portion of this transaction and the repayment of debt was financed with internally-generated funds. In addition, our purchase of Pacific Select in February 2000 for approximately $37 million in cash was financed with internally-generated funds.

        In May 2000, we completed the sale of our nonstandard auto operations for a total cash consideration of approximately $175 million (net of a $25 million dividend paid by these operations to our property-liability operations prior to closing). In September 1999, we completed the sale of our standard personal insurance operations to Metropolitan for net proceeds of approximately $272 million. Proceeds from both transactions were used for general corporate purposes.

        Capital Commitments—Capital expenditures that we might consider in 2002 include acquisitions of existing businesses consistent with our commercial insurance focus, and repurchases of our common stock. As of year-end 2001 and through Jan. 23, 2002, we had the authorization to make up to $89 million of common share repurchases under a repurchase program approved by our board of directors in February 2001. We repurchase our shares on the open market and through private transactions when we deem such repurchases to be a prudent use of capital. We made no major capital improvements during any of the last three years.

THE ST. PAUL COMPANIES
Liquidity

        Liquidity is a measure of our ability to generate sufficient cash flows to meet the short- and long-term cash requirements of our business operations. Our underwriting operations' short-term cash needs primarily consist of paying insurance loss and loss adjustment expenses and day-to-day operating expenses. Those needs are met through cash receipts from operations, which consist primarily of insurance premiums collected and investment income. Our investment portfolio is also a source of additional liquidity, through the sale of readily marketable fixed maturities, equity securities and short-term investments, as well as longer-term investments such as real estate and venture capital holdings. After satisfying our cash requirements, excess cash flows from these underwriting and investment activities are used to build the investment portfolio and thereby increase future investment income.

        Cash flows from continuing operations totaled $884 million in 2001, compared with cash outflows of $588 million in 2000 and cash flows of $147 million in 1999. The strong improvement in 2001 was the result of several factors. In our property-liability operations, written premiums of $7.76 billion were 32% higher than in 2000, significantly outpacing the 9% increase in insurance losses and loss adjustment expenses paid. Our net paid losses and loss adjustment expenses totaled $5.57 billion in 2001. Premium payments we made related to our corporate reinsurance program in 2001 totaled $165 million, down significantly from payments of $345 million in 2000. In addition, we received net federal tax refunds of $54 million in 2001, compared with net federal tax payments of $161 million in 2000. Our asset management segment also contributed approximately $82 million to the improvement in consolidated operational cash flows in 2001.

        The deterioration in 2000 operational cash flows compared with 1999 was primarily due to significant loss payments in our Reinsurance, Health Care and Lloyd's and Other business segments, and premium payments totaling $345 million related to our corporate reinsurance program. Our underwriting cash flows in 1999 were negatively impacted by the reductions in written premium volume and investment receipts in our property-liability operations. Also in 1999, we made premium payments totaling $129 million related to our corporate reinsurance program. The sale of fixed-maturity investments to fund operational cash flow requirements resulted in lower levels of investment cash flows in each of the last three years.

        We expect our operational cash flows will be negatively impacted in 2002 by the magnitude of insurance losses and loss adjustment expenses payable as a result of the Sept.11 terrorist attack, as well as losses payable related to businesses we are exiting, particularly the medical liability business. Excluding those factors, however, we expect further improvement in operational cash flows in 2002, reflecting the benefit of corrective pricing and underwriting actions in our property-liability operations and expense reduction initiatives implemented throughout our operations in recent years. We believe our financial position is strong and debt level conservative, which provide us with the flexibility and capacity to obtain funds externally through debt or equity financings on both a short-term and long-term basis.

        We do not anticipate receiving any cash dividends from our insurance underwriting subsidiaries in 2002. We have sufficient resources available at the parent company to fund common and preferred shareholder dividends, interest payments and distributions on debt and preferred securities, respectively, and other administrative expenses.

        We are not aware of any current recommendations by regulatory authorities that, if implemented, might have a material impact on our liquidity, capital resources or operations.

THE ST. PAUL COMPANIES
Exposures to Market Risk

        Market risk can be described as the risk of change in fair value of a financial instrument due to changes in interest rates, equity prices, creditworthiness, foreign exchange rates or other factors. We seek to mitigate that risk by a number of actions, as described below. Our exposure to these risks, and our policies to address these risks, were unchanged from the previous year.

        Interest Rate Risk—Our exposure to market risk for changes in interest rates is concentrated in our investment portfolio, and to a lesser extent, our debt obligations. However, changes in investment values attributable to interest rate changes are mitigated by corresponding and partially offsetting changes in the economic value of our insurance reserves and debt obligations. We monitor this exposure through periodic reviews of our asset and liability positions. Our estimates of cash flows, as well as the impact of interest rate fluctuations relating to our investment portfolio and insurance reserves, are modeled and reviewed quarterly.

        The following table provides principal cash flow estimates by year for our Dec. 31, 2001 and 2000 inventories of interest-sensitive investment assets considered to be other than trading. Also provided are the weighted average interest rates associated with each year's cash flows. Principal cash flow projections for collateralized mortgage obligations were prepared using third-party prepayment analyses. Cash flow estimates for mortgage passthroughs were prepared using average prepayment rates for the prior three months. Principal cash flow estimates for callable bonds are either to maturity or to the next call date depending on whether the call was projected to be "in-the-money" assuming no change in interest rates. No projection of the impact of reinvesting the estimated cash flows is included in the table, regardless of whether the cash flow source is a short-term or long-term fixed maturity security. Principal cash flow projections include securities on loan.

	December 31, 2001		December 31, 2000
Period From Balance Sheet Date	Principal Cash Flows	Weighted Average Interest Rate	Principal Cash Flows	Weighted Average Interest Rate
	(In Millions)
FIXED MATURITIES, SHORT-TERM INVESTMENTS AND MORTGAGE LOANS
One year	$4,416	4.4%	$4,002	5.6%
Two year	2,017	6.6%	1,698	7.1%
Three years	1,616	7.5%	1,710	7.3%
Four years	1,454	6.5%	1,538	7.8%
Five years	1,562	6.4%	1,428	6.3%
Thereafter	7,547	6.2%	7,428	6.4%

Total	$18,612		$17,804

Fair Value	$18,198		$17,222

        The following table provides principal runoff estimates by year for our Dec. 31, 2001 and 2000 inventories of interest-sensitive debt obligations and related weighted average interest rates by stated maturity dates.

	December 31, 2001		December 31, 2000
Period From Balance Sheet Date	Principal Cash Flows	Weighted Average Interest Rate	Principal Cash Flows	Weighted Average Interest Rate
	(In Millions)
MEDIUM-TERM NOTES, ZERO COUPON NOTES AND SENIOR NOTES
One year	$49	7.5%	$195	8.1%
Two year	67	6.5%	49	7.5%
Three years	54	7.1%	67	6.5%
Four years	429	7.5%	55	7.1%
Five years	59	7.0%	428	7.5%
Thereafter	635	6.8%	694	6.8%

Total	$1,293		$1,488

Fair Value	$1,330		$1,475

        To mitigate a portion of the interest rate risk related to $230 million notional amount of certain of our fixed rate medium-term and senior notes, we have entered into a number of pay-floating, receive-fixed interest rate swap agreements. Of the total notional amount of the swaps, $80 million matures in 2005 and $150 million matures in 2008, with a weighted average pay rate of 1.26% and a weighted average receive rate of 6.64%. These swaps had a fair value of $23 million at Dec. 31, 2001.

        The company also has liability for payment under "company- obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of the company" that mature at various times, the earliest of which is 2027. The principal amounts due under these obligations were $901 million and $346 million at Dec. 31, 2001 and 2000, respectively, with weighted average preferred distribution rates of 7.8% and 8.1%, respectively. The fair value of these securities was $893 million and $327 million as of Dec. 31, 2001 and 2000, respectively. Approximately $575 million of the securities are callable at the company's option after Nov. 13, 2006. An additional $78 million are callable at the company's option between 2007 and their maturity.

        Credit Risk—Our portfolios of fixed maturities, mortgage loans and to a lesser extent short-term investments are subject to credit risk. This risk is defined as the potential loss in market value resulting from adverse changes in the borrower's ability to repay the debt. Our objective is to earn competitive returns by investing in a diversified portfolio of securities. We manage this risk by up-front, stringent underwriting analysis, reviews by a credit committee and regular meetings to review credit developments. Watchlists are maintained for exposures requiring additional review, and all credit exposures are reviewed at least annually. At Dec. 31, 2001, approximately 95% of our property-liability fixed maturity portfolio was rated investment grade.

        We also have other receivable amounts subject to credit risk. The most significant of these are reinsurance recoverables. To mitigate credit risk related to these counterparties, we establish business and financial standards for reinsurer approval, incorporating ratings by major rating agencies and considering current market information, and obtain letters of credit where deemed necessary.

        Foreign Currency Exposure—Our exposure to market risk for changes in foreign exchange rates is concentrated in our invested assets, and insurance reserves, denominated in foreign currencies. Cash flows from our foreign operations are the primary source of funds for our purchase of investments denominated in foreign currencies. We purchase these investments primarily to hedge insurance reserves and other liabilities denominated in the same currency, effectively reducing our foreign currency exchange rate exposure. For those foreign insurance operations that were identified at the end of 2001 as business to be exited, we intend to continue to closely match the foreign currency-

denominated liabilities with assets in the same currency. At Dec. 31, 2001 and 2000, respectively, approximately 11% and 9% of our invested assets were denominated in foreign currencies. Invested assets denominated in the British Pound Sterling comprised approximately 5% of our total invested assets at Dec. 31, 2001. We have determined that a hypothetical 10% reduction in the value of the Pound Sterling would have an approximate $100 million reduction in the value of our assets, although there would be a similar hypothetical change in the value of the related insurance reserves. No other individual foreign currency accounts for more than 3% of our invested assets.

        We have also entered into foreign currency forwards with a U.S. dollar equivalent notional amount of $128 million as of Dec. 31, 2001 to hedge our foreign currency exposure on certain contracts. Of this total, 76% are denominated in British Pound Sterling, 14% are denominated in the Australian dollar, and 10% are denominated in the Canadian dollar.

        Equity Price Risk—Our portfolio of marketable equity securities, which we carry on our balance sheet at market value, has exposure to price risk. This risk is defined as the potential loss in market value resulting from an adverse change in prices. Our objective is to earn competitive returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of modeling techniques. Our holdings are diversified across industries, and concentrations in any one company or industry are limited by parameters established by senior management as well as by statutory requirements.

        Included in our equity portfolio at Dec. 31, 2001 was our investment in Old Mutual plc, received as partial consideration in our sale of F&G Life. We are prohibited from selling this for one year from the Sept. 28, 2001 sale date. To mitigate our exposure to price risk on this investment, we entered into a collar (embedded in the sale agreement), as discussed in more detail on page 15 of this report. During the one-year holding period, changes in the fair value of the Old Mutual stock will be reflected in unrealized appreciation of investments, net of tax, in shareholders' equity. Changes in the fair value of the collar will be reflected in discontinued operations, net of tax.

        Our portfolio of venture capital investments also has exposure to market risks, primarily relating to the viability of the various entities in which we have invested. These investments, primarily in early-stage companies, involve more risk than other investments related to downturns in the economy and equity markets, and we actively manage our market risk in a variety of ways. First, we allocate a comparatively small amount of funds to venture capital. At the end of 2001, the cost of these investments accounted for only 4% of total invested assets. Second, the investments are diversified to avoid concentration of risk in a particular industry. Third, we perform extensive research prior to investing in a new venture to gauge prospects for success. Fourth, we regularly monitor the operational results of the entities in which we have invested. Finally, we generally sell our holdings in these firms soon after they become publicly traded and when we are legally able to do so, thereby reducing exposure to further market risk.

        At Dec. 31, 2001, our marketable equity securities were recorded at their fair value of $1.41 billion. A hypothetical 10% decline in each stock's price would have resulted in a $141 million impact on fair value.

        At Dec. 31, 2001, our venture capital investments were recorded at their fair value of $859 million. A hypothetical 10% decline in each investment's fair value would have resulted in an $86 million impact on fair value.

        Catastrophe Risk—We manage and monitor our aggregate property catastrophe exposure through various methods, including purchasing catastrophe reinsurance, establishing underwriting restrictions and applying a dedicated catastrophe-pricing model.

THE ST. PAUL COMPANIES
Impact of Accounting Pronouncements to Be Adopted in the Future

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. It also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The statement changes current accounting in the way intangible items with indefinite useful lives, including goodwill, are tested for impairment on an annual basis. Generally, it also requires that those assets meeting the criteria for classification as intangible with estimable useful lives will be amortized, while intangible assets with indefinite useful lives and goodwill will not be amortized. Previously, all goodwill was required to be amortized over the estimated useful life, not to exceed 40 years. The statement is effective for fiscal years beginning after December 15, 2001. We intend to implement SFAS No. 142 in the period during which its provisions become effective. We expect our adoption of this statement to result in a reduction of approximately $30 million in the amount of our goodwill amortization in 2002, compared with 2001 amortization. We have not yet determined if we will be required to recognize an impairment loss on implementation, as a cumulative effect of a change in accounting principle.

        Also in June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which establishes financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are to be capitalized as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS No. 143 to have a material impact on our financial statements.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual or Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. It also resolves significant implementation issues related to SFAS No. 121. This statement is effective for fiscal years beginning after December 15, 2001. We have not yet determined the impact of adopting this statement.

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